Exhibit 2.1

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated June 5, 2009,

BETWEEN:

MEDORO RESOURCES LTD., a corporation existing under the laws of the Yukon Territory (“Medoro”)

- and -

COLOMBIA GOLDFIELDS LTD., a corporation existing under the laws of Delaware (“Colombia”)

WHEREAS the Parties have entered into a letter of intent dated May 13, 2009 (the “Letter Agreement”) pursuant to which the Parties agreed to effect a business combination;

AND WHEREAS the Parties intend to carry out the proposed business combination by way of a Plan of Arrangement to be proposed by a subsidiary of Colombia under the provisions of the Business Corporations Act (Yukon);

AND WHEREAS the Parties intend that the issuance of Medoro Common Shares (as defined herein) and Consideration Warrants (as defined herein) will qualify for an exemption from registration under the 1933 Act (as defined herein) pursuant to Section 3(a)(10) thereof;

WITNESSETH THAT in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1

Definitions

In this Agreement, unless the context otherwise requires:

“Acquisition Proposal” means, in respect of Colombia or any Colombia Subsidiaries, other than the transactions contemplated hereby, any bona fide inquiry or proposal (written or oral) made by a third party regarding any merger, amalgamation, share exchange, business combination, take-over bid, sale or other disposition of all or substantially all of its respective assets, or sale or other disposition of any of the Colombia properties, any recapitalization, reorganization, liquidation, material sale or issue of treasury securities or rights therein or thereto or rights or options to acquire any material number of treasury securities or any type of similar transaction which would, in each case, constitute a de facto acquisition or change of control of Colombia or any Colombia Subsidiaries or would, in any case, result in the sale or other disposition of all or substantially all of the assets of Colombia or any Colombia Subsidiary.

“Agreement” means this Agreement, all Schedules and exhibits hereto, as amended or supplemented from time to time.

“Agreement of Plan of Merger” has the meaning set out in Section 6.1(b) hereof.

“Antitrust Law” means the Competition Act (Canada), R.S.C. 1985, c.C-34, as amended, and any other federal, state, or foreign Law designed or intended to regulate competition or investment (foreign or otherwise) or to prohibit, restrict or regulate action having the purposes or effect of monopolization or restraint of trade.

“Arrangement” means the arrangement under the provisions of Section 195 of the YBCA on the terms set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order (with the consent of Colombia and Medoro, each acting reasonably).

“Arrangement Resolution” means the special resolution of the Colombia Shareholders, Colombia Optionholders and holders of Colombia Warrants, voting together as a single class, to be considered at the Colombia Meeting, to be substantially in the form set out in Schedule A hereto.

“Articles of Arrangement” means the articles of arrangement of Colombia Subco in respect of the Arrangement, to be filed with the Registrar after the Final Order is made.

“Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario or the Yukon Territory.

“Certificate of Arrangement” means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 195(11) of the YBCA.

“Colombia” has the meaning set forth in the recital of the Parties hereto.

“Colombia Common Shares” means the common shares of Colombia.

“Colombia Disclosure Letter” has the meaning set out in Section 3.1 hereof.

“Colombia Documents” has the meaning set out in subsection 3.1(t) hereof.

“Colombia Meeting” means the special meeting, including any adjournments or postponements thereof, of the Colombia Shareholders, Colombia Optionholders and holders of Colombia Warrants to be held, among other things, to consider and, if deemed advisable, to approve the Arrangement Resolution.

“Colombia Optionholders” means, at any time, the holders of Colombia Options at such time.

“Colombia Options” means the outstanding options to purchase Colombia Common Shares issued pursuant to the Colombia Share Option Plans.

“Colombia Personnel” means any current or former director, officer, Employee, individual contractor or individual consultant of Colombia or any Colombia Subsidiary.

“Colombia Proxy Circular” means the management information circular to be prepared by Colombia in respect of the Colombia Meeting.

“Colombia Required Vote” means the requisite approval for the Arrangement Resolution, being (i) not less than 66-2/3 percent of the votes cast in respect of the Arrangement Resolution by Colombia Shareholders, Colombia Optionholders and holders of Colombia Warrants, voting together  as a single class, present in person or by proxy at the Colombia Meeting, (ii) not less than the majority of the outstanding Colombia Common Shares, (iii) not less than a majority of the votes cast in respect of the Arrangement Resolution by minority Colombia Shareholders (i.e.excluding certain officers and directors who have loans to Colombia outstanding), present in person or by proxy at the Colombia Meeting and (iv) such other approval required by the Interim Order or by applicable Laws.

“Colombia Share Option Plans” means the 2006 Stock Incentive Plan and the 2008 Stock Incentive Plan of Colombia, collectively.

“Colombia Shareholders” means, at any time, the holders of Colombia Common Shares at such time.

“Colombia Subco” means a corporation to be incorporated under the laws of the Yukon Territory as a wholly-owned Subsidiary of Colombia.

“Colombia Subsidiaries” means the corporations identified as such in Schedule F attached hereto, collectively.

“Colombia Warrants” means the outstanding warrants to acquire Colombia Common Shares (but not including the Colombia Options), all as described in Schedule D hereto.

“Completion Deadline” means October 30, 2009.

“Confidentiality Agreement” means the confidentiality agreement dated April 14, 2009 between Medoro and Colombia.

“Consents” means all consents, waivers and approvals from other parties to all material contracts by which Colombia or any of the Colombia Subsidiaries is bound as are required to be obtained in order to consummate the Arrangement without resulting in a breach of any such material contracts.

“Consideration Warrant” means one Medoro Common Share purchase warrant, exercisable into one Medoro Common Share at a subscription price of $0.50 per Medoro Common Share and for a term of two years.

“Contaminants” means any pollutant, contaminant or waste of any nature, including without limitation, any hazardous waste, hazardous substance, hazardous material, toxic substance, dangerous substance, dangerous good, or deleterious substance, as defined, judicially interpreted or identified in or for the purposes of any Environmental Laws.

“Court” means the Supreme Court of Yukon.

“de facto acquisition or change of control” means the acquisition, directly or indirectly, by any person or group of persons acting jointly or in concert, of beneficial ownership of, or control or direction over, sufficient voting securities of Colombia to permit such person or persons to exercise, or to control or direct the voting of, 66⅔% or more of the total number of votes attached to all outstanding voting securities of Colombia, or, in the case of a Colombia Subsidiary, 66⅔% of the total number of votes attached to the outstanding voting securities of such Colombia Subsidiary.

“Delaware Merger Sub” means a corporation to be incorporated under the laws of the State of Delaware as a wholly-owned subsidiary of Barona Cape Ltd.

“Depositary” means Equity Transfer & Trust Company, being the depositary or any other trust company, bank or financial institution agreed to in writing between Medoro and Colombia for the purpose of, among other things, exchanging certificates representing Colombia Common Shares for Medoro Common Shares and Consideration Warrants in connection with the Arrangement;

“Dissent Rights” means the rights of dissent of a Colombia Shareholder in respect of the Arrangement Resolution described in the Plan of Arrangement.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system.

“Effective Date” means the date of the Certificate of Arrangement giving effect to the Arrangement which shall be issued on the date contemplated in subsection 5.1(g) hereof.

“Effective Time” means the first moment of time (Toronto time) on the Effective Date.

“Employee” means any individual employed or retained by Colombia or any of the Colombia Subsidiaries on a full-time, part-time or temporary basis who provides services to Colombia or any of the Colombia Subsidiaries, including without limitation, those individuals who are on disability leave, parental leave or other permitted absence.

“Employee Plans” has the meaning set out in subsection 3.1(r) hereof and includes the Colombia Share Option Plans.

“Encumbrance” includes any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing.

“Environmental Approvals” means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals issued or required by any Governmental Entity pursuant to any Environmental Laws.

“Environmental Condition” means the generation, discharge, emission or release into the environment (including, without limitation, ambient air, surface water, groundwater or land), spill, receiving, handling, use, storage, containment, treatment, transportation, shipment or disposition prior to the Effective Date of any Contaminants by Colombia, any Colombia Subsidiary or any Colombia Personnel in respect of which remedial action is required under any Environmental Laws or as to which any liability is currently or in the future imposed upon Colombia, any Colombia Subsidiary or any Colombia Personnel based upon the acts or omissions of by Colombia, any Colombia Subsidiary or Colombia Personnel prior to the Effective Date with respect to any Contaminants or reporting with respect thereto.

“Environmental Laws” means all applicable Laws, including applicable common law and agreements with Governmental Entities, relating to the protection of the environment and employee and public health and safety, and includes Environmental Approvals.

“Expropriation Event” means any nationalization of any assets or any change or pending change in law which would result in a restriction on foreign ownership of assets that would prevent Medoro or Colombia from owning its assets as of the date of this Agreement or which would restrict sales of gold or export of gold from a country in which it operates or owns property.

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court (with the consent of Colombia and Medoro, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended on appeal.

“Governmental Entity” means any applicable (i) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) subdivision, agency, commission, board or authority of any of the foregoing, or (iii) quasi-governmental or private body (including any stock exchange or Securities Authority) exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“Interim Order” means the interim order of the Court, as the same may be amended by the Court (with the consent of Colombia and Medoro, each acting reasonably), pursuant to subsection 195(4) of the YBCA, made in connection with the Arrangement.

“knowledge of Colombia” means the actual knowledge, after due and reasonable inquiry, of any of the officers of Colombia.

“knowledge of Medoro” means the actual knowledge, after due and reasonable inquiry, of any of the officers of Medoro.

“Laws” means all laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, instruments, policies, notices, directions and judgments or other requirements of any Governmental Entity.

“Letter Agreement” has the meaning set out in the recitals to this Agreement.

“Material Adverse Change” means, in respect of Medoro or Colombia, any one or more changes, events or occurrences including, without limitation, an Expropriation Event in a jurisdiction in which it carries on business, and “Material Adverse Effect” means, in respect of Medoro or Colombia, any state of facts which, in either case, either individually or in the aggregate are, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, properties, assets, liabilities or financial condition of Medoro and the Medoro Subsidiaries, or Colombia and the Colombia Subsidiaries, respectively, on a consolidated basis, provided that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Change or Material Adverse Effect: any change, event, occurrence or state of facts: (i) relating to the global economy or securities markets in general; (ii) affecting the worldwide gold mining industry in general and which does not have a materially disproportionate effect on Medoro and the Medoro Subsidiaries on a consolidated basis, or Colombia and the Colombia Subsidiaries on a consolidated basis, respectively; (iii) resulting from changes in the price of gold; (iv) relating to changes in currency exchange rates; (v) relating to a change in the market trading price of shares of Medoro or Colombia (provided that any underlying change, effect, event or occurrence causing or relating to such change of the trading price of shares shall continue to be taken into account in determining whether there has been a Material Adverse Change or Material Adverse Effect), (vi) related to this Agreement and the transactions contemplated herein or the announcement thereof,(vii) relating to any stockholder litigation arising from allegations of a breach of fiduciary duty relating to this Agreement; or (viii) relating to conditions caused by the actions of the other Party or resulting from actions taken in accordance with a request or the consent of the other Party made after the date hereof, and except as explicitly stated herein, references in this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, interpretive of the amount used for the purpose of determining whether a “Material Adverse Change” has occurred or whether a state of facts exists that has or could have a “Material Adverse Effect” and such defined terms and all other references to materiality in this Agreement shall be interpreted without reference to any such amounts.

“Medoro” has the meaning set forth in the recital of the Parties hereto.

“Medoro Common Shares” means the common shares of Medoro.

“Medoro Consideration” means 0.28 of a Medoro Common Share plus 0.009 of a Consideration Warrant, subject to adjustment for any issue of Medoro Common Shares upon exercise of Medoro Options or Medoro Warrants after the date of this Agreement and prior to the Effective Time, such that immediately following the Effective Time, Colombia Shareholders will own 25% of the Medoro Common Shares issued and outstanding on the date hereof plus any Medoro Common Shares issued upon exercise of Medoro Options or Medoro Warrants after the date of this Agreement and prior to the Effective Time.

“Medoro Disclosure Letter” has the meaning set out in Section 4.1 hereof.

“Medoro Documents” means all forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed or furnished by Medoro.

“Medoro Options” means the outstanding options to purchase Medoro Common Shares issued pursuant to the stock option plan of Medoro.

“Medoro Subsidiaries” means the corporations identified as such in Schedule G attached hereto, collectively.

“Medoro Warrants” means the warrants to acquire Medoro Common Shares (but not including the Medoro Options), all as described in Schedule E hereto.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Holders in Special Transactions and the associated companion policy.

“misrepresentation” has the meaning ascribed thereto in the Securities Act (Ontario).

“National Instrument 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.

“Notices” means all notices by Colombia or the Colombia Subsidiaries under all material contracts by which Colombia or any of the Colombia Subsidiaries is bound as are required to be provided in order to consummate the Arrangement without resulting in a breach of any such material contracts;

“Parties” means Colombia and Medoro; and “Party” means either of them.

“Person” means and includes any individual, partnership, association, limited or unlimited liability company, joint venture, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status.

“Plan of Arrangement” has the meaning set out in Section 6.1(a) hereof.

“Pre-Acquisition Reorganization” has the meaning set out in subsection 5.1(aa) hereof.

“Prohibited Payments” mean any offer, gift, payment, promise to pay or authorization to pay money or anything of value to or for the use or benefit of any government official (including employees and directors of government-owned companies and other state enterprises), political party, party official, candidate for public office or employee of a public international organization in an effort to win or retain business or secure any improper advantage, except that the term does not include any payment to a government official, political party, party official or political candidate that is expressly permitted under the written laws of the country involved, or any facilitating payment that is made solely to secure the provision of routine governmental services.

“Registrar” means the Registrar appointed pursuant to Section 263 of the YBCA.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities Authorities” means the Ontario Securities Commission and the SEC, collectively and “Securities Authority” means any one of them.

“SEDAR” means The System for Electronic Document Analysis and Retrieval, a filing system developed for the Canadian Securities Administrators.

“Subsidiary” means, with respect to a specified body corporate, any body corporate of which the specified body corporate is entitled to elect a majority of the directors thereof and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to such a body corporate, excluding any body corporate in respect of which such direction or control is not exercised by the specified body corporate as a result of any existing contract, agreement or commitment, and, in the case of Medoro, includes the Medoro Subsidiaries and, in the case of Colombia, includes the Colombia Subsidiaries.

“Superior Proposal” has the meaning set forth in subsection 7.1(a) hereof.

“Tax” and “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Entity, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes and charges, sales taxes, use taxes, ad valorem taxes, value added taxes, subsoil use or extraction taxes and ownership fees, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, licence taxes, withholding taxes, health taxes, payroll taxes, employment taxes, Canada or Québec Pension Plan premiums, excise, severance, social security, workers’ compensation, employment insurance or compensation taxes, mandatory pension and other social fund taxes or premium, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, harmonized sales tax, customs duties or other taxes, fees, imports, assessments or charges or any kind whatsoever, and any instalments in respect thereof, together with any interest and any penalties or additional amounts imposed by any Governmental Entity (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing and whether disputed or not.

“Tax Act” means the Income Tax Act (Canada).

“Tax Returns” means all returns, schedules, elections, declarations, reports, information returns and statements required to be filed with any applicable Governmental Entity relating to Taxes.

“Termination Date” means the date upon which this Agreement is terminated pursuant to the terms of this Agreement.

“TSX” means the Toronto Stock Exchange.

“U.S. GAAP” means accounting principles generally accepted in the United States of America.

“Voting Agreements” means the voting agreements entered into by the directors and executive officers of Colombia with Medoro.

“YBCA” means the Business Corporations Act (Yukon).

“1933 Act” means the Securities Act of 1933, as amended, of the United States of America.

“1934 Act” means the Securities Exchange Act of 1934, as amended, of the United States of America.

1.2

Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement. References in this Agreement to “include”, “includes”, and “including” mean “including, without limitation”.

1.3

Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4

Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a Business Day in the place in which the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.5

Currency

Unless otherwise stated, all references in this Agreement to sums of money or currency are expressed in lawful money of Canada.

1.6

Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under U.S. GAAP and all determinations of an accounting nature required to be made shall be made in accordance with U.S. GAAP applied on a consistent basis.

1.7

Construction

The language used in this Agreement is the language chosen by the Parties to express their intent, and no rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall be applied against any Party.

1.8

Statutory References

A reference to a statute includes all rules, regulations, policies and blanket orders made pursuant to such statute and, unless otherwise specified the provisions of any statute, regulation, rule, policy or blanket order which amends, supplements and supersedes any such statute, regulation, rule, policy or blanket order.

1.9

Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A	-	Arrangement Resolution
Schedule B	-	Colombia Properties
Schedule C	-	Medoro Properties
Schedule D	-	Colombia Warrants
Schedule E	-	Medoro Warrants
Schedule F	-	Colombia Subsidiaries
Schedule G	-	Medoro Subsidiaries

ARTICLE II
THE ARRANGEMENT

2.1

The Arrangement

The Parties agree to carry out the Arrangement in accordance with this Agreement on the terms set out in the Plan of Arrangement, subject to such changes as may be mutually agreed to by the Parties in accordance with this Agreement.

2.2

Post Effective Time Procedures

The Parties agree that:

(a)

pursuant to the Colombia Share Option Plans, immediately after the Effective Time, unexercised Colombia Options shall be deemed cancelled provided Colombia Optionholders will be provided a ten- day period ending on the fifth day prior to the Effective Date to exercise Colombia Options in whole or in part pursuant to the terms of incentive stock option agreements entered into between Colombia and each Colombia Optionholder;

(b)	on or immediately after the Effective Date, Colombia Subco and Medoro shall be amalgamated to continue as one corporation under the YBCA; and

(c)	on or immediately after the Effective Date, the Colombia Share Option Plans shall be terminated.

2.3

Court Proceedings

As soon as is reasonably practicable after resolution of any Securities Authority comments on the Colombia Proxy Circular, pursuant to Section 195 of the YBCA, Colombia, through Colombia Subco, shall:

(a)

file, proceed with and diligently pursue an application to the Court for the Interim Order providing for, among other things, the calling and holding of the Colombia Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement; and

(b)

subject to obtaining the approvals as contemplated by the Interim Order and as may be directed by the Court in the Interim Order, take all steps necessary or desirable to submit the Arrangement to the Court and to apply for the Final Order.

The notice of motion for the application for the Interim Order shall request that the Interim Order provide:

(i)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Colombia Meeting and for the manner in which such notice shall be provided;

(ii)	that the requisite approval for the Arrangement Resolution shall be the Colombia Required Vote;

(iii)

that, except as modified by the Interim Order, in all other respects, the terms, restrictions and conditions of the by-laws and articles of Colombia, including quorum requirements and all other matters, shall apply in respect of the Colombia Meeting;

(iv)	for the grant of Dissent Rights as contemplated in the Plan of Arrangement;

(v)	for notice requirements with respect to the presentation of the application to the Court for the Final Order;

(vi)	that the Colombia Meeting may be adjourned or postponed from time to time by management of Colombia without the need for additional approval of the Court;

(vii)

that the record date for Colombia Shareholders, Colombia Optionholders and holders of Colombia Warrants entitled to vote at the Colombia Meeting will not change in respect of any adjournment(s) or postponement(s) of the Colombia Meeting; and

(viii)	for such other matters as Medoro may reasonably require, subject to obtaining the prior consent of Colombia, such consent not to be unreasonably withheld of delayed.

In such notice of motion, Colombia Subco will inform the Court that upon the approval of the Arrangement by the Colombia Shareholders at the Colombia Meeting, and subsequently by the Court, such court approval would be relied upon by Medoro and Colombia as an approval of the Arrangement for the purpose of qualifying the issuance of Medoro Common Shares and Consideration Warrants pursuant to the Arrangement for an exemption from registration under the 1933 Act pursuant to Section 3(a)(10) thereunder.

Colombia shall permit Medoro to review and comment upon drafts of the notices of motion and related materials for the applications referred to in this Section 2.3 prior to service (if applicable) and/or filing of the material and give reasonable consideration to such comments.

2.4

Articles of Arrangement

Subject to the rights of termination contained in Article VIII hereof, upon the Colombia Shareholders approving the Arrangement in accordance with the Interim Order, Colombia Subco obtaining the Final Order and the other conditions contained in Article VI hereof being complied with or waived, the Parties shall file the Final Order with the Registrar together with the Articles of Arrangement and such other documents as may be required in order to effect the Arrangement.

2.5

Closing

The Closing of the Arrangement will take place at the offices of Blake, Cassels & Graydon LLP, 199 Bay Street, Suite 2300, Commerce Court West, Toronto, Ontario M5L 1A9 at 8:00 a.m. (Toronto time) on the Effective Date.

2.6

Preparation of Filings

(a)         Colombia and Medoro shall cooperate in the preparation of applications for the approval of any Governmental Entity with jurisdiction over the transactions contemplated hereby and the preparation of any required documents reasonably deemed by the Parties to be necessary to discharge their respective obligations under applicable Laws and in that regard each shall, upon request, furnish to the other all such information concerning it and, in the case of Colombia, the Colombia Shareholders, as may be reasonably required for such purposes.

(b)         Each of Colombia and Medoro shall promptly notify the other Party of any communication to a Party from any Governmental Entity in respect of the Arrangement and shall not participate in any meeting with any Governmental Entity in respect of any filings, investigations or other inquiry related to the Arrangement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

2.7

Board of Directors

Provided the Arrangement is completed, Medoro will select two members of the Colombia board of directors or of Colombia senior management to be added to the Medoro board of directors on the Effective Date.

2.8

Communications

(a)         Medoro and Colombia agree to make a joint press release with respect to the Arrangement as soon as practicable after the execution by them of this Agreement and to otherwise coordinate the public disclosure and presentations to investors or otherwise made by them with respect to the Arrangement. Medoro and Colombia further agree that there will be no public announcement or other disclosure of the Arrangement or of the matters dealt with herein unless they have mutually agreed thereto or unless otherwise required by applicable Laws or by regulatory instrument, rule or policy based on the advice of counsel. If either Medoro or Colombia is required by applicable Laws or regulatory instrument, rule or policy to make a public announcement with respect to the transactions contemplated herein, such Party hereto will provide as much notice to the other of them as reasonably possible, including the proposed text of the announcement.

(b)         Medoro and Colombia will consult with the other of them in making any filing with any Governmental Entity with respect to the Arrangement. Each of Medoro and Colombia shall use its commercially reasonable efforts to enable the other of them to review and comment on all such filings prior to the filing thereof.

2.9

U.S. Tax Treatment

The parties to this Agreement agree and acknowledge that the exchange of Medoro Consideration for Colombia Common Shares will be a taxable exchange for U.S. federal income tax purposes and Canadian income tax purposes. Each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement as set forth in this Section 2.9.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COLOMBIA

3.1

Representations and Warranties

Except as set forth in the confidential letter (with specific reference to the Section of this Agreement to which the information stated in such disclosure relates; provided that information contained in any section of the letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is readily apparent from the face of such disclosure that such information is applicable to such other Section of this Agreement) delivered by Colombia to Medoro prior to the execution of this Agreement (the “Colombia Disclosure Letter”) or except as contemplated by this Arrangement Agreement, Colombia hereby represents and warrants to and in favour of Medoro as follows and acknowledges that Medoro is relying upon such representations and warranties in entering into this Agreement and the Arrangement.

(a)         Organization. Each of Colombia and the Colombia Subsidiaries has been incorporated, is validly subsisting and has full corporate and legal power and authority to own its property and assets and to conduct its business as currently owned and conducted. Each of Colombia and the Colombia Subsidiaries is registered, licensed or otherwise qualified as an extra-provincial corporation or a foreign corporation in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified. All of the outstanding shares of Colombia and the Colombia Subsidiaries are, and all Colombia Common Shares that may be issued pursuant to Colombia Options and Colombia Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable (and, where required, properly registered). All of the outstanding shares of the Colombia Subsidiaries are owned directly or indirectly by Colombia or a Colombia Subsidiary. The outstanding securities of each Colombia Subsidiary which are owned by Colombia are owned free and clear of all Encumbrances and neither Colombia nor any of the Colombia Subsidiaries is liable to any Colombia Subsidiary or to any creditor in respect thereof. There are no outstanding options, warrants, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any issued or unissued securities of any of the Colombia Subsidiaries from either Colombia or any of the Colombia Subsidiaries.

With respect to the Colombia Options, (1) each grant of a Colombia Option was duly authorized no later than the date on which the grant of such Colombia Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of Colombia (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (2) each such grant was made in accordance with the Colombia Share Option Plans and all applicable Laws and regulatory rules or requirements, including the rules of the TSX, (3) the per share exercise price of each Colombia Option was not less than the fair market value of a Colombia Share on the applicable Grant Date and (4) each such grant was properly accounted for in all material respects in accordance with U.S. GAAP in the financial statements (including the related notes) of Colombia and disclosed in accordance with applicable Laws.

All outstanding Colombia Options are evidenced by individual written certificates and or agreements, substantially identical to the forms set forth in the Colombia Disclosure Letter. No stock option agreement contains terms that are materially inconsistent with, or, in addition to, the terms contained in the Colombia Share Option Plans.

(b)         Capitalization. Colombia is authorized to issue 200,000,000 Colombia Common Shares. As at June 3, 2009, there were 104,524,486 Colombia Common Shares outstanding, an aggregate of 5,020,000 Colombia Common Shares were set aside for issue under the Colombia Options and an aggregate of 24,869,633 Colombia Common Shares were set aside for issue under the Colombia Warrants. The Colombia Warrants are described in Schedule D attached hereto. Except for the Colombia Options and the Colombia Warrants, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating Colombia or any of the Colombia Subsidiaries to issue or sell any shares of Colombia or any of the Colombia Subsidiaries or any securities or obligations of any kind convertible into or exchangeable for any shares of Colombia or any of the Colombia Subsidiaries. There are no outstanding bonds, debentures or other evidences of indebtedness of Colombia or any of the Colombia Subsidiaries having the right to vote with the Colombia Shareholders on any matter. There are no outstanding contractual obligations of Colombia or of any of the Colombia Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Colombia Common Shares or with respect to the voting or disposition of any outstanding Colombia Common Shares.

(c)         Authority. Colombia has all necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by Colombia as contemplated by this Agreement, and to perform its obligations hereunder and under such other agreements and instruments, such performance subject to the approval of the Colombia Shareholders and the Court as provided in this Agreement. The execution and delivery of this Agreement by Colombia and the completion by Colombia of the Arrangement and the transactions contemplated by this Agreement have been authorized by the directors of Colombia and, subject to the approval by the Colombia Shareholders and the Court and the filing of the corporate documents required under the YBCA in the manner contemplated herein, no other corporate proceedings on the part of Colombia are necessary to authorize this Agreement or to complete the transactions contemplated hereby other than in connection with the approval by the directors of Colombia of the Colombia Proxy Circular. This Agreement has been executed and delivered by Colombia and constitutes a legal, valid and binding obligation of Colombia, enforceable against Colombia in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity. The execution and delivery by Colombia of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement and the transactions contemplated hereby, do not and will not:

(i)	result in a violation, contravention or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of,

	(A)	the articles or by-laws (or their equivalent) of Colombia or any of the Colombia Subsidiaries,

	(B)	except for the consents, waivers, permits, exemptions, orders or approvals of, and any registrations and filings with, any Governmental Entity contemplated in subsection 6.1(j), or

	(C)	any contract, agreement, licence or permit to which Colombia or any of the Colombia Subsidiaries is bound or is subject or of which Colombia or any Colombia Subsidiary is the beneficiary;

(ii)

give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness owing by Colombia or any of the Colombia Subsidiaries, to come due before its stated maturity or cause any of its available credit to cease to be available;

(iii)

result in the imposition of any Encumbrance upon any of the property or assets of Colombia or any of the Colombia Subsidiaries, or restrict, hinder, impair or limit the ability of Colombia or any of the Colombia Subsidiaries to conduct the business of Colombia or any of the Colombia Subsidiaries as and where it is now being conducted; or

(iv)

result in any payment (including termination, severance, unemployment compensation, change of control, “golden parachute”, bonus or otherwise) becoming due to any Employee, director or officer of Colombia or of any Colombia Subsidiary or increase any benefits otherwise payable under any Employee Plan or result in the acceleration of the time of payment or vesting of any such benefits.

No consent, approval, order or authorization of, or declaration or filing with, or waiver of any right of, any Governmental Entity or other person is required to be obtained or made by Colombia or any of the Colombia Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Colombia of the Arrangement and the transactions contemplated hereby other than (i) any approvals required pursuant to the Interim Order or the Final Order, (ii) filings with the Registrar under the YBCA and filings with and approvals required by Securities Authorities and stock exchanges, (iii) any consent, approval, order, authorization, waiver, permit or filing required under any applicable Antitrust Law and listed in the Colombia Disclosure Letter, and (iv) any other consent, waiver, permit, order, authorization, approval or filing referred to in the Colombia Disclosure Letter. Following the consummation of the Arrangement in accordance with its terms, Medoro will not have any obligation to make any payment to any person with respect to the purchase of any Colombia Common Shares, Colombia Options or Colombia Warrants, except as contemplated in the Plan of Arrangement.

(d)         Directors’ Approvals. The board of directors of Colombia has received an opinion from Haywood Securities Inc., the financial advisor to the board of directors of Colombia, that the Medoro Consideration is fair, from a financial point of view, to the Colombia Shareholders and the directors of Colombia present at a meeting have unanimously:

(i)	determined that the Medoro Consideration is fair to the Colombia Shareholders and the transactions contemplated herein are in the best interests of Colombia;

(ii)	recommended that the Colombia Shareholders vote in favour of the Arrangement and the transactions contemplated herein; and

(iii)	authorized the entering into of this Agreement and the performance by Colombia of its obligations hereunder.

(e)         Colombia Subsidiaries. The only Subsidiaries of Colombia are the Colombia Subsidiaries.

(f)         No Defaults. Other than as disclosed in Section 3.1(f) of the Colombia Disclosure Letter, neither Colombia nor any of the Colombia Subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement or licence to which any of them is a party or by which any of them is bound.

(g)         Absence of Changes. Since March 31, 2009:

(i)	Colombia and each of the Colombia Subsidiaries has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)	neither Colombia nor any of the Colombia Subsidiaries has incurred or suffered a Material Adverse Change;

(iii)	there has not been any acquisition or sale by Colombia or any of the Colombia Subsidiaries of any material property or assets thereof;

(iv)

other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by Colombia or any of the Colombia Subsidiaries of any debt for borrowed money, any creation or assumption by Colombia or any of the Colombia Subsidiaries of any Encumbrance, any making by Colombia or any of the Colombia Subsidiaries of any loan, advance or capital contribution to or investment in any other person or any entering into, amendment of, relinquishment, termination or non-renewal by Colombia or any of the Colombia Subsidiaries of any contract, agreement, licence, lease transaction, commitment or other right or obligation;

(v)	Colombia has not declared or paid any dividends or made any other distribution on any of the Colombia Common Shares;

(vi)	Colombia has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Colombia Common Shares;

(vii)

other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable to or to become payable by Colombia or any of the Colombia Subsidiaries to any Employee or to any of their respective directors or officers or any grant to any Employee or any such director or officer of any material increase in severance, change in control or termination pay or any material increase or modification of any Employee Plan (including, without limitation, the granting of Colombia Options pursuant to the Colombia Share Option Plans) made to, for or with any of such Employee, directors or officers;

(viii)	Colombia has not effected any material change in its accounting methods, principles or practices; and

(ix)

neither Colombia nor any of the Colombia Subsidiaries has entered into or adopted any, or materially amended any (1) collective bargaining agreement, (2) Employee Plan, (3) any employment, deferred compensation, change in control, severance, termination, loan, indemnification, retention, stock repurchase, or similar contract between Colombia or any of the Colombia Subsidiaries, on the one hand, and any Colombia Personnel, on the other hand, (4) any consulting agreement between Colombia or any of the Colombia Subsidiaries, on the one hand, and any current or former officer or director of Colombia or any of the Colombia Subsidiaries, on the other hand, (5) any consulting agreement between Colombia or any of its Subsidiaries, on the one hand, and any other Colombia Personnel, on the other hand, (6) any contract between Colombia or any of the Colombia Subsidiaries, on the one hand, and any Colombia Personnel, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Colombia of the nature contemplated by this Agreement or (7) any trust or insurance contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Colombia Personnel.

(h)	Employment Agreements.

(i)	neither Colombia nor any of the Colombia Subsidiaries is a party to or bound by any written contracts in respect of any Employee, former Employee or consultant including:

	(A)	any written contracts providing for the re-employment of any Employee;

(B)

any written bonus, pension, profit sharing, executive compensation, current or deferred compensation, incentive compensation, tax equalization, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, savings, severance or termination pay, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health or other medical, dental, life, disability or other insurance plan, program, agreement or arrangement or other plans or arrangements providing employee benefits, except for the plans providing employee benefits described in the Colombia Disclosure Letter;

(C)

any written or, to the knowledge of Colombia, oral policy, agreement, obligation or understanding providing for severance or termination payments to any Employee, consultant, director or officer of Colombia or any Colombia Subsidiary or any employment, service, consulting or other agreement with any Employee, consultant, director or officer of Colombia or any of the Colombia Subsidiaries which provides for termination of employment or of the contract, as the case may be, on more than six months’ notice (excluding such as results by Law from the employment of an employee without an agreement as to notice or severance); and

(ii)	there are no overdue payments to employees (including any amounts related to unused or accrued vacation days).

(i)	Collective Agreements.

(i)

neither Colombia nor any of the Colombia Subsidiaries is a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization in respect of or affecting the Employees;

(ii)	neither Colombia nor any of the Colombia Subsidiaries are currently engaged in any labour negotiation;

(iii)

neither Colombia nor any of the Colombia Subsidiaries are a party to any application, claim, complaint, grievance arbitration or other proceeding by or respecting any Employees or former Employees under any Laws or before any Governmental Entity, including without limitation, any application for certification or which otherwise involves the recognition of any trade union or similar employee organization as the bargaining agent of any of the Employees, or any unfair labour practice complaint;

(iv)

neither Colombia nor any of the Colombia Subsidiaries are, to the knowledge of Colombia, currently engaged in any unfair labour practice nor is Colombia aware of any pending or threatened complaint regarding any alleged unfair labour practices;

(v)

there is no strike, labour dispute, work slow down or stoppage against or involving Colombia or any of the Colombia Subsidiaries nor, to the knowledge of Colombia, are any strikes, labour disputes, work slowdowns or stoppages pending or threatened against Colombia or any of the Colombia Subsidiaries;

(vi)	to the knowledge of Colombia, there is no lockout pending or anticipated by Colombia or any of the Colombia Subsidiaries;

(vii)

there is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement pending or to the knowledge of Colombia threatened against Colombia or any of the Colombia Subsidiaries;

(viii)

to the knowledge of Colombia, neither Colombia nor any of the Colombia Subsidiaries are, nor have they been in the 24-month period preceding the date of this Agreement, the subject of any union organization effort or campaign or similar organization effort by any employee organization or group in respect of or affecting Employees.

(j)	Financial Matters.

(i)

The audited consolidated financial statements of Colombia as at and for the fiscal years ended December 31, 2007 and December 31, 2008 (including the notes thereto and related management’s discussion and analysis) and Colombia’s unaudited financial statements as at and for the three months ended March 31, 2009 (including the notes thereto and related management’s discussion and analysis) were prepared in accordance with U.S. GAAP, consistently applied, and fairly present in all material respects the consolidated financial condition of Colombia at the respective dates indicated and the results of operations of Colombia for the periods covered on a consolidated basis (subject, in the case of any unaudited interim consolidated financial statements, to normal period-end adjustments) and reflect adequate provision for the liabilities of Colombia on a consolidated basis in accordance with U.S. GAAP. Neither Colombia nor any of the Colombia Subsidiaries has any material liability or obligation (including, without limitation, liabilities or obligations to fund any operations or work or exploration program, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, not reflected in the consolidated financial statements of Colombia for the three months ended March 31, 2009, except liabilities and obligations incurred in the ordinary and regular course of business since March 31, 2009.

(ii)

The chief executive officer of Colombia and the chief accounting officer of Colombia each has made all certifications required by National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings, as applicable, with respect to the Colombia Documents, and the statements contained in such certifications were accurate as of the date they were made.

(iii)

The management of Colombia has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by Colombia in its annual filings, interim filings or other reports filed, furnished or submitted by it under provincial and territorial securities legislation is reported within the time periods specified in such legislation, laws and rules. The management disclosure controls and procedures maintained by Colombia are sufficient to ensure that material information relating to Colombia, including its consolidated Subsidiaries, is made known to the management of Colombia by others within those entities. Colombia (i) has implemented and maintains a system of internal control over financial reporting sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Colombia’s auditors and the audit committee of Colombia's Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect Colombia’s ability to record, process, summarize and report financial data and have identified for Colombia’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other Employees who have a significant role in Colombia’s internal controls. Colombia has made available to Medoro a summary of any such disclosure made by management to Colombia’s auditors and audit committee.

(iv)

Neither Colombia nor any of the Colombia Subsidiaries nor, to the knowledge of Colombia, any director, officer, employee, auditor, accountant or representative of Colombia or any of the Colombia Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Colombia or any of the Colombia Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Colombia or any of the Colombia Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the Audit Committee of the Board of Directors of Colombia.

(k)         No Prohibited Payments. Neither Colombia, a Colombia Subsidiary, nor, to the knowledge of Colombia, any Colombia Personnel, shareholder, agent or other person acting on behalf of Colombia or any Colombia Subsidiary, (i) has made any Prohibited Payments, (ii) has made any payments or provided services that, even though not Prohibited Payments, were not legal to make or provide or that were not legal for the persons receiving them to receive, (iii) has received any payments, services or gratuities that were not legal to receive or that were not legal for the person making them to provide, (iv) has engaged in any transactions or made or received payments that were not properly recorded on the accounting books and records or properly disclosed on its financial statements, or (v) has maintained any off-book bank or cash account or “slush funds”.

(l)         Books and Records. The corporate records and minute books of Colombia and, since the date each Colombia Subsidiary was acquired or incorporated by Colombia, the corporate records and minute books of the Colombia Subsidiaries have been maintained in accordance with all applicable Laws and are complete and accurate. The minute books of Colombia and the Colombia Subsidiaries provided to Medoro for review are true and complete and the minutes and documents contained therein have not been amended or supplemented since the time of such review. Financial books and records and accounts of Colombia and the Colombia Subsidiaries (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of Colombia and the Colombia Subsidiaries, and (iii) in the case of Colombia and the Colombia Subsidiaries, accurately and fairly reflect the basis for the consolidated financial statements of Colombia.

(m)         Litigation. There is no complaint, claim, action, proceeding or investigation pending or in progress or, to the knowledge of Colombia, threatened against or relating to Colombia or any of the Colombia Subsidiaries or affecting any of their respective properties, permits, licences or assets before any Governmental Entity which individually or in the aggregate has a Material Adverse Effect on Colombia. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of Colombia, threatened against or relating to Colombia or any of the Colombia Subsidiaries before any Governmental Entity. Neither Colombia, any of the Colombia Subsidiaries, nor any of their respective properties or assets is subject to any outstanding judgment, fine, penalty, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, or requires or may require, the expenditure of an amount of money in the aggregate in excess of $100,000 as a condition to or a necessity for the right or ability of Colombia or any Colombia Subsidiary, respectively, to conduct its business as it has been carried on prior to the date hereof, or that would materially impede the consummation of the Arrangement and the transactions contemplated by this Agreement.

(n)         Title to Properties and Condition of Assets. Each of Colombia or a Colombia Subsidiary has sufficient title (whether in fee simple or equivalent or by means of an exploration, retention, reconnaissance, development or mining permit, right or licence or similar), free and clear of any title defect or Encumbrance, to its mineral projects (other than property as to which it is a lessee, in which case it has a valid leasehold interest), such properties being described in Schedule B hereto. All real and tangible personal property of Colombia and each Colombia Subsidiary is in generally good repair and is operational and usable in the manner in which it is currently being utilized, subject to normal wear and tear and technical obsolescence, repair or replacement. Colombia has provided Medoro with a list of the material royalty and similar type interests which are owned or held, directly or indirectly, by Colombia and Colombia has, applying customary standards in the mining industry, sufficient title to all of such material royalty or other interests, free and clear of any title defects or Encumbrances. All required permits or registrations necessary to perfect title in and to such assets have been carried out in compliance with applicable Law and are in full force and effect.

(o)         Insurance. Colombia and the Colombia Subsidiaries maintain policies of insurance in amounts and in respect of such risks as are normal and usual for companies of a similar size operating in the mining industry and as required in accordance with their respective licences and permits, and such policies are in full force and effect as of the date hereof.

(p)         Environmental. Since the date Colombia acquired or incorporated each of the Colombia Subsidiaries there has been no Environmental Condition, and in respect of each such Colombia Subsidiary, to the knowledge of Colombia there exists no Environmental Condition. Colombia has received no notice, directive or advisory from any Governmental Entity of any Environmental Condition.

Each of the Colombia Subsidiaries maintains sufficient financial reserves, including, but not limited to, financial assurance required by Governmental Entities pursuant to Environmental Approvals, sufficient to meet the obligations of such Colombia Subsidiary in respect of reclamation, remediation, closure and post-closure obligations relating to the assets and operations of such Colombia Subsidiary.

Each of the Colombia Subsidiaries has all Environmental Approvals required pursuant to Environmental Laws in respect of the current operations of such Colombia Subsidiary and is in compliance with such Environmental Approvals.

(q)         Tax Matters. Colombia and the Colombia Subsidiaries have filed or caused to be filed, and will continue to file and cause to be filed, with each relevant Governmental Entity in a timely manner all Tax Returns required to be filed by them (all of which Tax Returns were correct and complete and no material fact has been omitted therefrom) and have paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, when due all Taxes that are due and payable, collectible and remittable including any instalments on account of Taxes for the current year that are due and payable prior to the date hereof. No extension of time in which to file any Tax Returns is in effect. Colombia has provided adequate accruals in accordance with U.S. GAAP in its published consolidated financial statements for any Taxes for the period covered by such financial statements which have not been paid, whether or not shown as being due on any Tax Returns. Since such publication date, no material liability for Taxes not reflected in such consolidated financial statements has been incurred or accrued by Colombia or the Colombia Subsidiaries other than in the ordinary course of business. No lien for Taxes has been filed or exists other than for Taxes not yet due and payable.

There are no reassessments of Taxes in respect of Colombia or the Colombia Subsidiaries that have been issued and are outstanding and there are no outstanding issues which have been raised and communicated to Colombia or any Colombia Subsidiary by any Governmental Entity for any taxation year in respect of which a Tax Return of Colombia or any Colombia Subsidiary has been audited. No Governmental Entity has challenged, disputed or questioned Colombia or any Colombia Subsidiary in respect of Taxes or Tax Returns. None of Colombia or any Colombia Subsidiary is negotiating any draft assessment or reassessment with any Governmental Entity. Colombia is not aware of any contingent liabilities for Taxes or any grounds for an assessment or reassessment of Colombia or any Colombia Subsidiary, including, without limitation, unreported benefits conferred on any shareholder, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice other than as disclosed in the Colombia Documents filed on SEDAR prior to the date hereof. Neither Colombia nor any Colombia Subsidiary has received any indication from any Governmental Entity that an assessment or reassessment of Colombia or any Colombia Subsidiary is proposed in respect of any Taxes, regardless of its merits. Neither Colombia nor any Colombia Subsidiary has executed or filed with any Governmental Entity any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes. All taxation years up to and including the taxation year ended 2003 are considered closed by the relevant Governmental Entities for the purposes of all Taxes.

Colombia and each Colombia Subsidiary has withheld from each payment made to any of its present or former Employees, officers and directors, and to all other persons all amounts required by law to be withheld, and furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Entity. Colombia and each Colombia Subsidiary has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees and has remitted such amounts to the proper Governmental Entity within the time required under the applicable legislation. Colombia and each Colombia Subsidiary has charged, collected and remitted on a timely basis all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever, made by them.

None of Colombia's Plans is subject to the requirements of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"). For purposes of this paragraph, the term "Plan" means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which Colombia or any of the Colombia Subsidiaries may have any liability.

Colombia and each Colombia Subsidiary will not at any time be deemed to have a capital gain pursuant to subsection 80.03(2) of the Tax Act or any analogous provincial legislative provision as a result of any transaction or event taking place in any taxation year ending on or before the Effective Date.

There are no circumstances existing which could result in the application of section 78 or 160 of the Tax Act or any equivalent provincial provision to Colombia or any Colombia Subsidiary.

Neither Colombia nor any Colombia Subsidiary has participated, directly or through a partnership, in a transaction or series of transactions contemplated in subsection 247(2) of the Tax Act or any analogous provincial legislative provision.

In respect of the Colombia Subsidiaries, no transaction has been entered into without a valid business purpose.

(r)	Employee Plans.

(i)

Other than the Colombia Share Option Plans, Colombia and the Colombia Subsidiaries have no material written employee benefit, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, tax equalization, executive compensation, current or deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, savings, severance or termination pay, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health or other medical, dental, life, disability or other insurance (whether insured or self- insured) plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Colombia or any of the Colombia Subsidiaries for the benefit of its Employees or former Employees and their dependants or beneficiaries to which Colombia or any of the Colombia Subsidiaries participates or has any actual or potential liability or obligations, other than plans established pursuant to statute (collectively the “Employee Plans”).

(ii)	Colombia does not have any “registered pension plan” as that term is defined in subsection 248(1) of the Tax Act or any Laws.

(iii)

There exists no material liability in connection with any former benefit plan relating to the Employees or former Employees of Colombia or any Colombia Subsidiaries or their beneficiaries that has terminated, and all procedures for termination of each such former benefit plan have been properly followed in material compliance with the terms of such former benefit plans and Laws.

(s)         Reporting Status. Colombia is a reporting issuer in the Province of Ontario. Colombia is subject to the filing obligations imposed by section 13 of the 1934 Act. The Colombia Common Shares are listed on the TSX and on the OTC Bulletin Board.

(t)         Reports. Colombia has filed (including, as applicable, on SEDAR) or furnished, as applicable, with the Securities Authorities, stock exchanges and all applicable self-regulatory authorities all forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed or furnished by it (such forms, reports, schedules, statements, certifications and other documents, including any financial statements or other documents, including any schedules included therein, are referred to as the “Colombia Documents”). The Colombia Documents, at the time filed or furnished, (a) did not contain any misrepresentation and (b) complied in all material respects with the requirements of applicable securities legislation and the rules, policies and instruments of all Securities Authorities having jurisdiction over Colombia. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the Colombia Documents filed or furnished with the SEC (X) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading and (Y) complied as to form in all material respects with the requirements of the 1934 Act. Colombia has not filed any confidential material change or other report or other document with any Securities Authorities or stock exchange or other self-regulatory authority which at the date hereof remains confidential.

(u)         Mineral Reserves and Resources. The inferred mineral resources disclosed in the Colombia Documents filed on SEDAR as of year-end December 31, 2008 have been prepared and disclosed in all material respects in accordance with National Instrument 43-101. There has been no material reduction (other than as a result of operations in the ordinary course of business) in the aggregate amount of estimated mineral resources or mineralized material of Colombia and its subsidiaries, taken as a whole, from the amounts disclosed in the Colombia Documents filed on SEDAR.

(v)         Compliance with Laws and Exchange Requirements. Since January 1, 2008, Colombia and the Colombia Subsidiaries (A) have, in all material respects, complied with and are not in violation of any applicable Laws and (B) have complied with and are in compliance, in all material respects, with any applicable listing and corporate governance rules and regulations of the TSX.

(w)         No Cease Trade. Colombia is not subject to any cease trade or other order of any applicable stock exchange or Securities Authority and, to the knowledge of Colombia, no investigation or other proceedings involving Colombia which may operate to prevent or restrict trading of any securities of Colombia are currently in progress or pending before any applicable stock exchange or Securities Authority.

(x)         No Option on Assets. Other than to secure assets of Colombia or the Colombia Subsidiaries that have been pledged (the details of which have been disclosed in the Colombia Disclosure Letter), no person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Colombia or the Colombia Subsidiaries of any of the material assets of Colombia or any of the Colombia Subsidiaries.

(y)         Certain Contracts. Neither Colombia, nor to the knowledge of Colombia, any of the Colombia Subsidiaries is a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree which purports to (i) limit the manner or the localities in which all or any material portion of the business of Colombia or the Colombia Subsidiaries are conducted, (ii) limit any business practice of Colombia or any Colombia Subsidiary, or (iii) restrict any acquisition or disposition of any property by Colombia or any Colombia Subsidiary.

(z)        Full Disclosure. Colombia has made available to Medoro through Colombia Documents filed on SEDAR or EDGAR and otherwise, all material information, including financial, operational and other information required by National Instrument 43-101, in respect of the properties listed in Schedule B required by National Instrument 43-101 and all such information as made available to Medoro was true and correct at the date of filing and no material fact or facts were omitted therefrom which would make such information misleading.

(aa)        No Broker’s Commission. Colombia has not entered into any agreement that would entitle any person to any valid claim against Colombia for a broker’s commission, finder’s fee or any like payment in respect of the Arrangement or any other matter contemplated by this Agreement, except for the financial advisory fees disclosed in the Colombia Disclosure Letter.

(bb)        No “Collateral Benefit”. Other than as disclosed in Section 3.1(bb) of the Colombia Disclosure Letter, to the knowledge of Colombia, no “related party” of Colombia (within the meaning of MI 61-101) will receive a “collateral benefit” or be engaged in a “connected transaction” (within the meanings of MI 61-101) as a consequence of the transactions contemplated by this Agreement.

(cc)        Consents and Notices. Section 3.1(cc) of the Colombia Disclosure Letter sets forth all of the Consents required to be obtained and Notices required to be given in order to consummate the Arrangement without resulting in a breach of any such material contracts.

3.2

Survival of Representations and Warranties

The representations and warranties of Colombia contained in this Agreement shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination date of this Agreement in accordance with its terms and the Effective Date. Any investigation by Medoro or its advisors shall not mitigate, diminish or affect the representations and warranties of Colombia made hereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MEDORO

4.1

Representations and Warranties

Except as set forth in the confidential letter (with specific reference to the Section of this Agreement to which the information stated in such disclosure relates; provided that information contained in any section of the letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is readily apparent from the face of such disclosure that such information is applicable to such other Section of this Agreement) delivered by Medoro to Colombia prior to the execution of this Agreement (the “Medoro Disclosure Letter”) or except as contemplated by this Arrangement Agreement, Medoro hereby represents and warrants to and in favour of Colombia as follows and acknowledges that Colombia is relying upon such representations and warranties in entering into this Agreement and the Arrangement:

(a)         Organization. Medoro has been incorporated, is validly subsisting and has full corporate and legal power and authority to own its property and assets and to conduct its business as currently owned and conducted.

(b)         Capitalization. Medoro is authorized to issue an unlimited number of Medoro Common Shares. As at June 1, 2009, there were 88,788,091 Medoro Common Shares outstanding, an aggregate of 6,061,853 Medoro Common Shares were set aside for issue under the Medoro Options and an aggregate of 18,713,809 Medoro Common Shares were set aside for issue under the Medoro Warrants. The Medoro Warrants are described in Schedule E attached hereto.

(c)         Authority. Medoro has all necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by Medoro as contemplated by this Agreement, and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Agreement by Medoro and the completion by Medoro of the Arrangement and the transactions contemplated by this Agreement have been authorized by the directors of Medoro, and no other corporate proceedings (including shareholders meetings) on the part of Medoro are necessary to authorize this Agreement or to complete the transactions contemplated hereby. This Agreement has been executed and delivered by Medoro and constitutes, a legal, valid and binding obligation of each of Medoro, enforceable against Medoro in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity.

(d)         Absence of Changes. Since March 31, 2009, except as publicly disclosed in the Medoro Documents filed on SEDAR prior to the date hereof, neither Medoro nor any of the Medoro Subsidiaries has incurred or suffered a Material Adverse Change.

(e)         Reporting Status. Medoro is a reporting issuer in the provinces of British Columbia, Alberta and Ontario. The Medoro Common Shares are listed on the TSX Venture Exchange.

(f)         No Cease Trade. Medoro is not subject to any cease trade or other order of any applicable stock exchange or Securities Authority and, to the knowledge of Medoro, no investigation or other proceedings involving Medoro which may operate to prevent or restrict trading of any securities of Medoro are currently in progress or pending before any applicable stock exchange or Securities Authority.

(g)         Shares. The Medoro Common Shares to be issued pursuant to the transactions contemplated herein will, upon issue, be issued as fully-paid and non-assessable shares.

(h)         Certain Securities Law Matters. The Medoro Common Shares to be issued in connection with the transactions contemplated herein will not be subject to any statutory hold or restricted period under the securities legislation of any province or territory of Canada and, subject to restrictions contained therein in respect of “control distributions”, will be freely tradable within Canada by the holders thereof. The Medoro Common Shares and Consideration Warrants to be issued in connection with the Arrangement to Colombia Shareholders will be securities exempt from registration under the 1933 Act by reason of Section 3(a)(10) thereof. The resale of Medoro Common Shares and Consideration Warrants so issued under the Arrangement will be exempt from registration under the 1933 Act, except that Medoro Common Shares and Consideration Warrants held by persons who are affiliates of Medoro after the Arrangement may be resold by them only in compliance with the resale provisions of Rule 144 under the 1933 Act or as otherwise permitted under the 1933 Act.

(i)         Investment Canada. Medoro is not a “non-Canadian” within the meaning of the Investment Canada Act (Canada).

4.2

Survival of Representations and Warranties

The representations and warranties of Medoro contained in this Agreement shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination date of this Agreement in accordance with its terms and the Effective Date. Any investigation by Colombia or its advisors shall not mitigate, diminish or affect the representations and warranties of Medoro made hereunder.

ARTICLE V
COVENANTS

5.1

Covenants of Colombia

Colombia hereby covenants and agrees with Medoro as follows:

(a)         Interim Order. As soon as practicable, Colombia shall cause Colombia Subco to file, proceed with and diligently prosecute an application to the Court for the Interim Order as provided in Section 2.3 hereof on terms and conditions acceptable to Colombia and Medoro, acting reasonably.

(b)	Colombia Meeting. In a timely and expeditious manner, Colombia shall:

(i)	forthwith carry out such terms of the Interim Order as are required under the terms thereof to be carried out by Colombia;

(ii)

prepare in consultation with Medoro, and file the Colombia Proxy Circular, together with any other documents required by applicable Laws and the rules and policies of any applicable stock exchange in connection with the approval of the Arrangement and the transactions contemplated herein, in all jurisdictions where the Colombia Proxy Circular is required to be filed and mail the Colombia Proxy Circular, as ordered by the Interim Order and in accordance with all applicable Laws, in and to all jurisdictions where the Colombia Proxy Circular is required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof and shall ensure that the Colombia Proxy Circular does not contain any misrepresentation (other than with respect to any information relating to and provided by Medoro). Colombia shall provide Medoro with a reasonable opportunity to review and comment on the Colombia Proxy Circular and all such other documents and give reasonable consideration to such comments. Without limiting the generality of the foregoing, Colombia shall ensure that the Colombia Proxy Circular complies with applicable Laws and provides Colombia Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Colombia Meeting;

(iii)	use its commercially reasonable efforts to convene the Colombia Meeting as soon as practicable after obtaining the Interim Order;

(iv)

with the assistance of Medoro, diligently do all such acts and things as may be necessary to comply, in all material respects, with applicable provisions of National Instrument 54-101 of the Canadian Securities Administrators and other applicable Laws in relation to the Colombia Meeting;

(v)	provide notice to Medoro of the Colombia Meeting and allow representatives of Medoro to attend the Colombia Meeting;

(vi)	conduct the Colombia Meeting in accordance with the Interim Order, the by-laws of Colombia and as otherwise required by applicable Laws; and

(vii)	take all such actions as may be required under the YBCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

(c)         Adjournment. Colombia shall not adjourn, postpone or cancel the Colombia Meeting (or propose to do so), except (i) if a quorum is not present at the Colombia Meeting, (ii) if required by applicable Laws, (iii) if required by the Colombia Shareholders, (iv) if otherwise agreed with Medoro in writing, or (v) as contemplated by Sections 6.5 and 7.2 hereof.

(d)         Dissent Rights. Colombia shall provide Medoro with a copy of any purported exercise of the Dissent Rights and written communications with such Colombia Shareholder purportedly exercising such Dissent Rights, and shall not settle or compromise any action brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement, including the Arrangement, without the prior consent of Medoro.

(e)         Amendments to Colombia Proxy Circular. In a timely and expeditious manner, Colombia shall prepare (in consultation with Medoro) and file amendments or supplements to the Colombia Proxy Circular (which amendments or supplements shall be in a form satisfactory to Medoro, acting reasonably) required by applicable Laws or as otherwise agreed between Colombia and Medoro with respect to the Colombia Meeting and mail such amendments or supplements, as required by the Interim Order and in accordance with all applicable Laws, in and to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof.

(f)         Final Order. Subject to the approval of the Arrangement at the Colombia Meeting in accordance with the provisions of the Interim Order and the receipt of all other necessary approvals of Governmental Entities and third parties, Colombia shall cause Colombia Subco to forthwith file, proceed with and diligently prosecute an application for the Final Order, which application shall be in form and substance satisfactory to the Parties hereto, acting reasonably.

(g)         Filing Final Order. Colombia shall forthwith carry out the terms of the Interim Order and the Final Order and, following the issue of the Final Order and the satisfaction, fulfillment or waiver of the conditions in favour of Colombia and Medoro set forth herein, at a time and on a date to be agreed by Medoro and Colombia which date shall occur not later than five Business Days after receiving the Final Order, or such other date as may be agreed to by the Parties, file the Final Order and any other required documents with the Registrar, as provided in Section 2.4 hereof, in order for the Arrangement to become effective.

(h)         Solicitation of Proxies. Subject to the terms of this Agreement, Colombia shall (i) take all lawful action to solicit proxies in favour of the Arrangement and the transactions contemplated herein, including the appointment of a proxy solicitation agent; (ii) recommend to all Colombia Shareholders that they vote in favour of the Arrangement and the transactions contemplated herein; (iii) publicly reconfirm such recommendation upon the reasonable request of Medoro; and (iv) not withdraw, modify or qualify (or publicly propose to or publicly state that it intends to withdraw, modify or qualify) in any manner adverse to Medoro such recommendation except as explicitly permitted in subsection 7.2(a) hereof.

(i)         Proceedings. In a timely and expeditious manner, Colombia and the Colombia Subsidiaries shall take all such actions and do all such acts and things as are contemplated herein or as are specified in the Interim Order, the Plan of Arrangement and the Final Order to be taken or done by Colombia and the Colombia Subsidiaries, as applicable.

(j)         Copy of Documents. Except for proxies and other non-substantive communications, Colombia shall furnish promptly to Medoro a copy of each notice, report, schedule or other document or communication delivered, filed or received by Colombia in connection with this Agreement, the transactions contemplated herein or the Colombia Meeting or any other meeting at which all Colombia Shareholders are entitled to attend (including all communications by Colombia’s proxy solicitation agent), any filings made under any applicable Laws and any dealings or communications with any Governmental Entity, Securities Authority or stock exchange in connection with, or in any way affecting, the transactions contemplated by this Agreement.

(k)         Usual Business. Other than in connection with completing the transactions contemplated herein, Colombia shall, and shall cause the Colombia Subsidiaries to, conduct business only in, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practices.

(l)         Certain Actions Prohibited. Other than in contemplation of or as required to give effect to the transactions contemplated herein, Colombia shall not (and shall ensure that the Colombia Subsidiaries do not), without the prior written consent of Medoro which consent shall not be unreasonably withheld or delayed, directly or indirectly do or permit to occur any of the following:

(i)

issue, sell, pledge, lease, contribute capital, dispose of, encumber or create any Encumbrance on or agree to issue, sell, pledge, lease, contribute capital, dispose of, or encumber or create any Encumbrance on, or permit a Colombia Subsidiary to issue, sell, pledge, lease, contribute capital, dispose of, encumber or create any Encumbrance on or agree to issue, sell, pledge, lease, contribute capital, dispose of, or encumber or create any Encumbrance on, any shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, Colombia or any of the Colombia Subsidiaries, other than the issue of Colombia Common Shares pursuant to the exercise of the Colombia Options or the Colombia Warrants issued and outstanding on the date hereof in accordance with their terms as of the date hereof;

(ii)

other than in the ordinary and regular course of business consistent with past practice, in respect of rights, properties or assets that are not, either individually or in the aggregate, material to Colombia, sell, lease or otherwise dispose of, or permit any of the Colombia Subsidiaries to sell, lease or otherwise dispose of, any material property or assets or enter into any agreement or commitment in respect of any of the foregoing;

(iii)

amend or propose to amend the articles or by-laws (or their equivalent) of Colombia or any of the Colombia Subsidiaries or any of the terms of the Colombia Options or the Colombia Warrants, in each case as they exist at the date of this Agreement;

(iv)

split, combine or reclassify any of the shares of Colombia or any of the Colombia Subsidiaries, or declare, set aside or pay any dividend or other distribution payable in cash, securities, property or otherwise with respect to the shares of Colombia;

(v)

redeem, purchase or offer to purchase or permit any of the Colombia Subsidiaries to redeem, purchase or offer to purchase, any Colombia Common Shares and, other than pursuant to the Colombia Share Option Plans, any options or obligations or rights under existing contracts, agreements and commitments;

(vi)	reorganize, amalgamate or merge Colombia or any of the Colombia Subsidiaries with any other person other than another Colombia Subsidiary;

(vii)	acquire or agree to acquire any corporation or other entity (or material interest therein) or division of any corporation or other entity;

(viii)

(A) satisfy or settle any claims or disputes which are, individually or in the aggregate, in an amount in excess of $25,000 or which constitute a claim between Colombia and a Colombia Subsidiary or between Colombia Subsidiaries; (B) relinquish any contractual rights which are, individually or in the aggregate, in an amount in excess of $25,000; or (C) enter into any interest rate, currency or commodity swaps, hedges, caps, collars, forward sales or other similar financial instruments other than in the ordinary and regular course of business and not for speculative purposes;

(ix)

incur, authorize, agree or otherwise become committed to provide guarantees for borrowed money or incur, authorize, agree or otherwise become committed for any indebtedness in excess of $25,000 in the aggregate, or permit any of the Colombia Subsidiaries to incur, authorize, agree or otherwise become committed to provide guarantees for borrowed money or incur, authorize, agree or otherwise become committed for any indebtedness;

(x)

except as required by U.S. GAAP, any other generally accepted accounting principle to which any Colombia Subsidiary may be subject or any applicable Laws, make any changes to the existing accounting practices of Colombia or make any material tax election inconsistent with past practice; or

(xi)	agree or commit to do any of the foregoing.

(m)         Employment Arrangements. Without the prior written consent of Medoro, Colombia shall not, and shall cause the Colombia Subsidiaries not to, other than in the ordinary and regular course of business consistent with past practice, or pursuant to existing employment agreements, termination, compensation or other arrangements or policies or pursuant to any Employee Plans or as required by applicable Laws, enter into or modify any employment, compensation, severance, collective bargaining or similar agreement, pension, retirement or employee benefits plan, agreement, policy or arrangement with, or grant any bonus, salary increase, option to purchase shares, phantom stock option, pension or supplemental pension benefit, profit sharing, tax equalization payment, retirement allowance, deferred compensation, incentive compensation, severance, change of control or termination pay to, or make any loan to, any Employee, officer or director of Colombia or any of the Colombia Subsidiaries.

(n)         Insurance. Colombia shall use its reasonable commercial efforts, and shall cause the Colombia Subsidiaries to use their reasonable commercial efforts to cause their respective current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of internationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

(o)	Certain Actions. Colombia shall:

(i)

not take any action and, shall cause the Colombia Subsidiaries to not take any action that would interfere with or be inconsistent with the completion of the Arrangement and the transactions contemplated by this Agreement or would render, or that could reasonably be expected to render, any representation or warranty made by Colombia in this Agreement untrue or inaccurate at any time prior to the Effective Time if then made; and

(ii)

promptly notify Medoro of (A) any Material Adverse Change or Material Adverse Effect, or any change, event, occurrence or state of facts which could reasonably be expected to become a Material Adverse Change or to have a Material Adverse Effect, in respect of Colombia, (B) any material Governmental Entity or third person complaints, investigations or hearings (or communications indicating that the same may be contemplated), (C) any breach by Colombia of any covenant or agreement contained in this Agreement, (D) any event occurring subsequent to the date hereof that would render any representation or warranty of Colombia contained in this Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate in any material respect, and (E) any misrepresentation in the Colombia Proxy Circular or any circumstance pursuant to which Colombia would have to amend or supplement the Colombia Proxy Circular.

(p)         No Compromise. Colombia shall not, and shall cause the Colombia Subsidiaries not to, settle or compromise any claim brought by any present, former or purported holder of any securities of Colombia in connection with the transactions contemplated by this Agreement prior to the Effective Time without the prior written consent of Medoro, such consent not to be unreasonably withheld or delayed.

(q)         Contractual Obligations. Except in the ordinary and regular course of business and consistent with past practice, and other than as required by applicable Laws, Colombia shall not, and shall cause the Colombia Subsidiaries not to, enter into, renew or modify in any respect any material contract, agreement, lease, commitment or arrangement to which Colombia or any of the Colombia Subsidiaries is a party or by which any of them is bound, except insofar as may be necessary to permit or provide for the completion of the Arrangement.

(r)         Satisfaction of Conditions. Subject to Section 7.2 hereof, Colombia shall use all commercially reasonable efforts to satisfy, or cause to be satisfied, all of the conditions precedent to its obligations to the extent that the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement, including using its commercially reasonable efforts to:

(i)	obtain the Colombia Required Vote;

(ii)

obtain the regulatory approvals set out in the Colombia Disclosure Letter and all other consents, approvals and authorizations as are required to be obtained by Colombia or any of the Colombia Subsidiaries under any applicable Laws or from any Governmental Entity which would, if not obtained, materially impede the completion of the Arrangement and the transactions contemplated herein or have a Material Adverse Effect on Colombia;

(iii)

effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by Colombia or any of the Colombia Subsidiaries in connection with the transactions contemplated by this Agreement and participate and appear in any proceedings of any Party hereto before any Governmental Entity;

(iv)

oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the Parties hereto to consummate, the transactions contemplated hereby;

(v)	cause the issuance of Medoro Common Shares and Consideration Warrants pursuant to the Arrangement to be exempt from registration under the 1933 Act pursuant to Section 3(a)(10) thereof;

(vi)	fulfill all conditions and satisfy all provisions of this Agreement required to be fulfilled or satisfied by Colombia;

(vii)

deliver to Colombia Subco on or before the Effective Time, a certificate issued by the Minister of National Revenue under subsection 116(2) of the Tax Act relating to the redemption of the Colombia Subco preference share pursuant to the Plan of Arrangement in an amount equal to no less than the fair market value of such share at the time of redemption (the "Redemption Amount"). If such certificate is not delivered or is not in a form satisfactory to Medoro, acting reasonably, Colombia Subco shall withhold an amount equal to 25% of the Redemption Amount and remit such amount to the Minister of National Revenue within the time prescribed under the Tax Act; and

(viii)

cooperate with Medoro in connection with the performance by it of its obligations hereunder, provided however that the foregoing shall not be construed to obligate Colombia to pay or cause to be paid any monies or to cause any liability to be incurred to cause such performance to occur.

(s)         Refrain from Certain Actions. Subject to Section 7.2 hereof, Colombia shall not take any action, refrain from taking any action (subject to commercially reasonable efforts), or permit any action to be taken or not taken, inconsistent with the provisions of this Agreement or which could reasonably be expected to materially impede the completion of the Arrangement and the transactions contemplated hereby or which could have a Material Adverse Effect on Colombia, provided that where Colombia is required to take any such action or refrain from taking such action (subject to commercially reasonable efforts) as a result of this Agreement, it shall immediately notify Medoro in writing of such circumstances.

(t)         Keep Fully Informed. Colombia shall, in all material respects, conduct itself so as to keep Medoro fully informed as to the material decisions or actions required or required to be made with respect to the operation of its business.

(u)         Cooperation. Colombia shall make, or cooperate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws.

(v)         Representations. Colombia shall use its commercially reasonable efforts to conduct its affairs and to cause the Colombia Subsidiaries to conduct their affairs so that all of the representations and warranties of Colombia contained herein shall be true and correct on and as of the Effective Date as if made on and as of such date.

(w)         Information. Colombia shall continue to make available and cause to be made available to Medoro and the agents and advisors thereto all documents, agreements, corporate records and minute books as may be necessary to enable Medoro to effect a thorough examination of Colombia and the Colombia Subsidiaries and the business, properties and financial status thereof and shall cooperate with Medoro in securing access for Medoro to any documents, agreements, corporate records or minute books not in the possession or under the control of Colombia. Subject to applicable Laws, upon reasonable notice, Colombia shall, and shall cause the Colombia Subsidiaries to, afford officers, employees, counsel, accountants and other authorized representatives and advisors of Medoro reasonable access, during normal business hours from the date hereof until the earlier of the Effective Time or the termination of this Agreement, to the properties, books, contracts and records as well as to the management personnel of Colombia and the Colombia Subsidiaries, and, during such period, Colombia shall, and shall cause the Colombia Subsidiaries to, furnish promptly to Medoro all information concerning the business, properties and personnel of Colombia and the Colombia Subsidiaries as Medoro may reasonably request provided however that the disclosure of personal information is done in compliance with applicable Laws relating to privacy and does not include disclosure of personnel files or medical information.

(x)         Colombia Warrants. Colombia shall take all corporate action necessary and within its control, if any, and provide any required notice to holders of the Colombia Warrants to ensure that on the Effective Date all of the outstanding Colombia Warrants provide upon exercise or conversion thereof only for the issuance of the Medoro Consideration.

(y)         Closing Documents. Colombia shall execute and deliver, or cause to be executed and delivered, at the closing of the Arrangement and the transactions contemplated hereby such customary agreements, certificates, resolutions, opinions and other closing documents as may be reasonably requested by Medoro.

(z)         Resignations. Colombia shall obtain and deliver to Medoro at the Effective Time evidence reasonably satisfactory to Medoro of the resignation, effective as of the Effective Time, of those directors and officers of Colombia and the Colombia Subsidiaries designated by Medoro to Colombia prior to the Effective Time.

(aa)        Pre-Acquisition Reorganizations. Colombia agrees that, upon request by Medoro, which request shall not be made until Medoro has confirmed that all conditions in Sections 6.1 and 6.2 have been satisfied or waived by Medoro, Colombia shall, and shall cause each of the Colombia Subsidiaries to, at the expense of Medoro, use its commercially reasonable efforts to (i) effect such reorganizations of its business, operations and assets and the integration of other affiliated businesses prior to the Effective Date as Medoro may request, acting reasonably (each a “Pre-Acquisition Reorganization”) provided that the Pre-Acquisition Reorganization is not prejudicial to Colombia, any of the Colombia Subsidiaries or the Colombia Shareholders as a whole and (ii) cooperate with Medoro and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken. Medoro acknowledges and agrees that the Pre-Acquisition Reorganizations shall not (A) delay or prevent consummation of the Arrangement and the transactions contemplated herein (including by giving rise to litigation by third parties), or (B) be considered in determining whether a representation or warranty of Colombia hereunder has been breached, it being acknowledged by Medoro that these actions could require the consent of third parties under applicable contracts. Medoro shall provide written notice to Colombia of any proposed Pre-Acquisition Reorganization at least 20 days prior to the Effective Time. Upon receipt of such notice, Medoro and Colombia shall, at the expense of Medoro, work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganizations. The Parties shall seek to have any such Pre-Acquisition Reorganization made effective as of the last moment of the day ending immediately prior to the Effective Date (but after Medoro shall have waived or confirmed that all conditions to Closing have been satisfied).

If the transactions contemplated herein are not consummated (other than as a result of a breach of this Agreement by Colombia), Medoro will indemnify Colombia and the Colombia Subsidiaries for any and all losses, costs, Taxes and expenses (including reasonable legal fees and disbursements) incurred in respect of any proposed or actual Pre-Acquisition Reorganization (including in respect of any reversal, modification or termination of a Pre-Acquisition Reorganization).

(bb)        Stock Exchange Listing and De-listing. Colombia shall cooperate with Medoro and use reasonable commercial efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the TSX and the OTC Bulletin Board to enable the delisting by Colombia of the Colombia Common Shares from the TSX and OTC Bulletin Board and the deregistration of the Colombia Common Shares under the 1934 Act as promptly as practicable after the Effective Date.

(cc)        Completion Date. Colombia shall use its reasonable commercial efforts to complete the transactions contemplated herein by the Completion Deadline.

(dd)        Confirmation of Title. Colombia shall use its commercially reasonable efforts to provide to Medoro copies of recent extracts (dated no earlier than the tenth day prior to the Effective Date) from the register of the shareholders of each of the Colombia Subsidiaries showing that Colombia or its Subsidiaries are registered shareholders of such companies in the percentages set forth in Schedule B hereto.

(ee)        Renegotiation of Debt. Colombia shall use its commercially reasonable efforts to renegotiate the debt described in the Colombia Disclosure Letter prior to the Effective Date, on terms acceptable to Medoro.

(ff)        Plan of Arrangement. Colombia shall use its reasonable commercial efforts to agree upon the form of the Plan of Arrangement with Medoro as soon as practicable after the date hereof.

(gg)        Agreement of Plan of Merger. Colombia shall, and shall cause Colombia Subco to, use its reasonable commercial efforts to agree with Medoro upon the terms of, and execute, the Agreement of Plan of Merger as soon as practicable after the date hereof.

5.2

Covenants of Medoro

Medoro hereby covenants and agrees with Colombia as follows:

(a)         Information for Colombia Proxy Circular. Medoro shall promptly furnish to Colombia all information concerning Medoro as may be required or reasonably requested by Colombia for the preparation of the Colombia Proxy Circular (and any amendments or supplements thereto) and hereby covenants that no information furnished by Medoro in connection therewith or otherwise in connection with the consummation of the Arrangement and the transactions contemplated herein will contain any misrepresentation. Notwithstanding the generality of the foregoing, Medoro shall execute such certificates and provide such information to counsel reasonably necessary such that counsel can provide the tax opinions and tax disclosure in the Colombia Proxy Circular customary for an arrangement.

(b)         Consents for Inclusion in Colombia Proxy Circular. Medoro shall use its commercially reasonable efforts to cause its independent auditor and any other of its advisors providing any expert information, including pro forma financial statements, for inclusion in the Colombia Proxy Circular to furnish to Colombia with a consent permitting such inclusion and the identification in the Colombia Proxy Circular of such advisor.

(c)         Proceedings. In a timely and expeditious manner, Medoro and the Medoro Subsidiaries shall take all such actions and do all such acts and things as are contemplated herein or as are specified in the Interim Order, the Plan of Arrangement and the Final Order to be taken or done by Medoro and Medoro Subsidiaries, as applicable (including depositing or causing to be deposited with the Depositary the Medoro Common Shares and the Consideration Warrants deliverable by Medoro under the Plan of Arrangement).

(d)         Copy of Documents. Medoro shall furnish promptly to Colombia a copy of each notice, report, schedule or other document or communication delivered, filed or received by Medoro in connection with the transactions contemplated herein, any filing under any applicable Laws and any dealings or communications with any Governmental Entity, Securities Authority or stock exchange in connection with, or in any way affecting, the transactions contemplated by this Agreement.

(e)         Certain Actions. Other than as disclosed in the Medoro Disclosure Letter, Medoro shall:

(i)

not take any action and shall cause the Medoro Subsidiaries to not take any action that would interfere with or be inconsistent with the completion of the Arrangement and the transactions contemplated by this Agreement or would render, or that could reasonably be expected to render, any representation or warranty made by Medoro in this Agreement untrue or inaccurate at any time prior to the Effective Time if then made; and

(ii)

promptly notify Colombia of (A) any Material Adverse Change or Material Adverse Effect, or any change, event, occurrence or state of facts which could reasonably be expected to become a Material Adverse Change or to have a Material Adverse Effect, in respect of Medoro, (B) any material Governmental Entity or third person complaints, investigations or hearings (or communications indicating that the same may be contemplated), (C) any breach by Medoro of any covenant or agreement contained in this Agreement, and (D) any event occurring subsequent to the date hereof that would render any representation or warranty of Medoro contained in this Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate.

(f)         Satisfaction of Conditions. Medoro shall use all commercially reasonable efforts to satisfy, or cause to be satisfied, all of the conditions precedent to its obligations to the extent that the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement, including using its commercially reasonable efforts to:

(i)

obtain the regulatory approvals set out in the Medoro Disclosure Letter and all other consents, approvals and authorizations as are required to be obtained by Medoro or any of the Medoro Subsidiaries under any applicable Laws or from any Governmental Entity which would, if not obtained, materially impede the completion of the Arrangement and the transactions contemplated hereby or have a Material Adverse Effect on Medoro;

(ii)

effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by Medoro or any of the Medoro Subsidiaries in connection with the transactions contemplated by this Agreement and participate, and appear in any proceedings of, any Party hereto before any Governmental Entity;

(iii)

oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the Parties hereto to consummate, the transactions contemplated hereby;

(iv)	cause the issuance of Medoro Common Shares and Consideration Warrants pursuant to the Arrangement to be exempt from registration under the 1933 Act pursuant to Section 3(a)(10) thereof;

(v)	fulfill all conditions and satisfy all provisions of this Agreement required to be fulfilled or satisfied by it;

(vi)

cooperate with Colombia in connection with the performance by Colombia of its obligations hereunder, provided however that the foregoing shall not be construed to obligate Medoro to pay or cause to be paid any monies or to cause any liability to be incurred to cause such performance to occur; and

(vii)

reserve a sufficient number of Medoro Common Shares for issuance upon the completion of the Arrangement and cause such Medoro Common Shares to be listed and posted for trading on the TSX Venture Exchange by the Effective Date.

(g)         Refrain from Certain Actions. Other than as disclosed in the Medoro Disclosure Letter, Medoro shall not take any action, refrain from taking any action (subject to commercially reasonable efforts), or permit any action to be taken or not taken, inconsistent with the provisions of this Agreement or which could reasonably be expected to materially impede the completion of the Arrangement and the transactions contemplated hereby or which could have a Material Adverse Effect on Medoro, provided that where Medoro is required to take any such action or refrain from taking such action (subject to commercially reasonable efforts) as a result of this Agreement, it shall immediately notify Colombia in writing of such circumstances.

(h)         Cooperation. Medoro shall make, or cooperate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws.

(i)         Representations. Medoro shall use its commercially reasonable efforts to conduct its affairs and to cause the Medoro Subsidiaries to conduct their affairs so that all of the representations and warranties of Medoro contained herein shall be true and correct on and as of the Effective Date as if made on and as of such date.

(j)         Closing Documents. Medoro shall execute and deliver, or cause to be executed and delivered at the closing of the Arrangement and the transactions contemplated hereby such customary agreements, certificates, opinions, resolutions and other closing documents as may be reasonably requested by Colombia.

(k)         Indemnification and Insurance. Medoro covenants and agrees that all rights to indemnification or exculpation in favour of the current and former directors and officers of Colombia and the other Colombia Subsidiaries as in effect on the date hereof and as described in the Colombia Disclosure Letter shall be honoured by Medoro but only to the extent so described. Prior to the Effective Time, at Medoro’s expense, Colombia may purchase run off directors’ and officers’ liability insurance for a period of up to six years from the Effective Time, provided the cost of such insurance shall not exceed two times the current amount paid by Colombia for directors’ and officers’ liability insurance.

(l)         Colombia Warrants. At the Effective Time, each unexercised Colombia Warrant then outstanding will be assumed by Medoro, in accordance with the terms of such Colombia Warrants. Each such outstanding Colombia Warrant so assumed by Medoro under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in such Colombia Warrants immediately prior to the Effective Time, except as modified as a result of the Plan of Arrangement, and shall become exercisable for the Medoro Consideration after the Effective Time in accordance with the Plan of Arrangement.

(m)         Completion Date. Medoro shall use its reasonable commercial efforts to complete the transactions contemplated herein by the Completion Deadline.

(n)         Plan of Arrangement. Medoro shall use its reasonable commercial efforts to agree with Colombia upon the form of the Plan of Arrangement as soon as practicable after the date hereof.

(o)         Agreement of Plan of Merger. Medoro shall, and shall cause each of Barona Cape Ltd. and Delaware Merger Sub to, use its reasonable commercial efforts to agree with Colombia upon the terms of, and execute, the Agreement of Plan of Merger as soon as practicable after the date hereof.

ARTICLE VI
CONDITIONS

6.1

Mutual Conditions

The obligations of Medoro and Colombia to complete the transactions contemplated hereby are subject to fulfilment of the following conditions on or before the Effective Date or such other time prior thereto as is specified below:

(a)	the plan of arrangement in relation to the Arrangement (the “Plan of Arrangement”) shall have been agreed upon in form and substance satisfactory to the Parties hereto, acting reasonably;

(b)

the agreement of plan of merger among Medoro, Colombia, Colombia Subco, Barona Cape Ltd. and Delaware Merger Sub (the “Agreement of Plan of Merger”) shall have been agreed upon in form and substance satisfactory to the Parties hereto and shall have been executed by all parties thereto prior to the Effective Date;

(c)

the Interim Order shall have been granted in form and substance satisfactory to the Parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Parties hereto, acting reasonably, on appeal or otherwise;

(d)	the Colombia Required Vote shall have been obtained at the Colombia Meeting;

(e)

the Final Order shall have been granted in form and substance satisfactory to the Parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such Parties, acting reasonably, on appeal or otherwise;

(f)	the Articles of Arrangement shall be in form and substance satisfactory to the Parties hereto, acting reasonably;

(g)	the Effective Time shall be on or before the Completion Deadline;

(h)

there shall not be in force any Laws, ruling, order or decree, and there shall not have been any action taken under any Laws or by any Governmental Entity or other regulatory authority, that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the consummation of the Arrangement and the transactions contemplated herein in accordance with the terms hereof or results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the transactions contemplated herein which has a Material Adverse Effect on Colombia or Medoro;

(i)

the TSX Venture Exchange shall have conditionally approved the listing thereon of the Medoro Common Shares to be issued pursuant to the Arrangement as of the Effective Date, or as soon as possible thereafter, subject only to compliance with the usual requirements of the TSX Venture Exchange;

(j)

(i) all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Entity and the expiry, waiver or termination of any waiting periods, in connection with, or required to permit, the completion of the Arrangement, all of which are set out in the Colombia Disclosure Letter and the Medoro Disclosure Letter, and (ii) all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or arrangements shall have been obtained or received on terms that are reasonably satisfactory to each Party hereto, except where the failure to obtain such consents, waivers, permits, exemptions, orders or approvals, agreements, amendments or modifications or the non-expiry of such waiting periods would not, either individually or in the aggregate, have a Material Adverse Effect on Colombia or Medoro or materially impede the completion of the Arrangement;

(k)	the issuance of Medoro Common Shares and Consideration Warrants pursuant to the Arrangement shall be exempt from registration under the 1933 Act pursuant to Section 3(a)(10) thereof; and

(l)	this Agreement shall not have been terminated pursuant to the terms hereof.

The foregoing conditions are for the mutual benefit of the Parties hereto and may be waived in respect of a Party hereto, in whole or in part, by such Party hereto in writing at any time. If any such conditions shall not be complied with or waived as aforesaid on or before the Completion Deadline or, if earlier, the date required for the satisfaction thereof, or become incapable of being satisfied prior to then, then either Party hereto may terminate this Agreement by written notice to the other Party in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by such rescinding Party hereto.

6.2

Additional Conditions Precedent to the Obligations of Medoro

Subject to Section 6.5, the obligation of Medoro to complete the transactions contemplated herein shall be subject to the satisfaction of the following conditions:

(a)

the representations and warranties made by Colombia in this Agreement which are qualified by the expression “Material Adverse Change” or “Material Adverse Effect” or as to materiality shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Colombia in this Agreement which are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date and except for subsection 3.1(k), which shall be true and correct as of the Effective Date as if made on and as of such date), in either case, except where any failures or breaches of representations and warranties would not either individually or in the aggregate have a Material Adverse Effect on Colombia, and Colombia shall have provided to Medoro a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect on the Effective Date;

(b)

from the date of this Agreement to the Effective Date, there shall not have occurred, and neither Colombia nor any of the Colombia Subsidiaries shall have incurred or suffered, a Material Adverse Change or any one or more changes, effects, events, occurrences or states of facts that, either individually or in the aggregate, have a Material Adverse Effect on Colombia;

(c)

Colombia shall have complied in all material respects with its covenants in this Agreement and Colombia shall have provided to Medoro a certificate of two officers thereof certifying that, as of the Effective Date, Colombia has so complied with its covenants in this Agreement;

(d)	none of the directors or executive officers of Colombia shall have breached, in any material respect, any of the representations, warranties or covenants in the Voting Agreements;

(e)	the short-term promissory note entered into by Colombia on February 8, 2008, as amended, shall have been renegotiated by Colombia on terms acceptable to Medoro;

(f)

the debt of Colombia and the Colombia Subsidiaries described in the Colombia Disclosure Letter shall have been renegotiated by Colombia on terms acceptable to Medoro, and in the event that Medoro agrees to issue Medoro Common Shares in connection therewith, the value attributed to each such Medoro Common Share shall be the greater of $0.40 and the market price of the Medoro Common Shares on the date of any such agreement;

(g)

the directors of Colombia and of Colombia Subco shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Colombia and of Colombia Subco to permit the consummation of the Arrangement and the transactions contemplated herein;

(h)

Colombia Shareholders holding no more than 5% of the outstanding Colombia Common Shares shall have exercised the Dissent Rights (and not withdrawn such exercise) and Medoro shall have received a certificate dated the day immediately preceding the Effective Date of two officers of Colombia to such effect; and

(i)	all issued and outstanding Colombia Options shall have been cancelled immediately prior to the Effective Time.

The foregoing conditions are for the benefit of Medoro and may be waived, in whole or in part, by Medoro in writing at any time. If any of such conditions shall not be complied with or waived by Medoro on or before the Completion Deadline or, if earlier, the date required for the satisfaction thereof, or become incapable of being satisfied prior to then, then Medoro may terminate this Agreement by written notice to Colombia in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by Medoro.

6.3

Additional Conditions Precedent to the Obligations of Colombia

Subject to Section 6.5, the obligations of Colombia to complete the transactions contemplated herein shall be subject to the satisfaction of the following conditions:

(a)

the representations and warranties made by Medoro in this Agreement which are qualified by the expression “Material Adverse Change” or “Material Adverse Effect” or as to materiality shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Medoro in this Agreement which are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), in either case, except where any failures or breaches of representations and warranties would not either individually or in the aggregate have a Material Adverse Effect on Medoro, and Medoro shall have provided to Colombia a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect on the Effective Date;

(b)

from the date of this Agreement to the Effective Date, there shall not have occurred, and Medoro or any of the Medoro Subsidiaries shall not have incurred or suffered, a Material Adverse Change or any one or more changes, effects, events, occurrences or states of facts that, either individually or in the aggregate, have a Material Adverse Effect on Medoro;

(c)

Medoro shall have complied in all material respects with its covenants in this Agreement and Medoro shall have provided to Colombia a certificate of two officers thereof, certifying that, as of the Effective Date, Medoro has so complied with its covenants in this Agreement; and

(d)

the directors of Medoro and each of the Medoro Subsidiaries shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Medoro and the Medoro Subsidiaries to permit the consummation of the Arrangement and the transactions contemplated herein.

The foregoing conditions are for the benefit of Colombia and may be waived, in whole or in part, by Colombia in writing at any time. If any of such conditions shall not be complied with or waived by Colombia on or before the Completion Deadline or, if earlier, the date required for the satisfaction thereof, or become incapable of being satisfied prior to then, then Colombia may terminate this Agreement by written notice to Medoro in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by Colombia.

6.4

Merger of Conditions

The conditions set out in Sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released upon the filing of the Articles of Arrangement as contemplated by this Agreement.

6.5

Notice and Cure Provisions

Each Party hereto shall give prompt notice to the other Party of the occurrence, or failure to occur, at any time from the date hereof until the Effective Time, of any event or state of facts which occurrence or failure would, would be likely to or could:

(a)	cause any of the representations or warranties of such Party hereto contained herein to be untrue or inaccurate in any respect on the date hereof or on the Effective Time;

(b)	result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by such Party hereto prior to the Effective Time; or

(c)	result in the failure to satisfy any of the conditions precedent in the other Party’s favour contained in Sections 6.1, 6.2 or 6.3 hereof, as the case may be.

Subject as herein provided, a Party hereto may elect not to complete the transactions contemplated hereby pursuant to the conditions contained in Sections 6.1, 6.2 or 6.3 hereof or exercise any termination right arising therefrom; provided, however, that (i) promptly and in any event prior to the filing of the Articles of Arrangement, the Party hereto intending to rely thereon has delivered a written notice to the other Party hereto specifying in reasonable detail the breaches of covenants or untruthfulness or inaccuracy of representations and warranties or other matters which the Party hereto delivering such notice is asserting as the basis for the exercise of the termination right, as the case may be, and (ii) if any such notice is delivered, and the other Party hereto is proceeding diligently, at its own expense, to cure such matter, if such matter is susceptible to being cured, the Party hereto which has delivered such notice may not terminate this Agreement until the earlier of the Completion Deadline and the expiration of a period of 15 days from date of delivery of such notice. If such notice has been delivered prior to the date of the Colombia Meeting, the Colombia Meeting shall be adjourned or postponed until the expiry of such period.

ARTICLE VII
NON-SOLICITATION AND TERMINATION FEE

7.1

No Solicitation

(a)         During the period commencing on the date hereof and continuing until the Termination Date, Colombia agrees that neither it nor its affiliates, advisors or representatives (including any person or entity, directly or indirectly, through one or more intermediaries, controlled by or under common control with Colombia) will, directly or indirectly, (i) solicit or otherwise facilitate (including by way of furnishing information), initiate, knowingly encourage, engage in or respond to any inquiries or proposals regarding an Acquisition Proposal, (ii) knowingly encourage any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) agree to, approve or recommend an Acquisition Proposal, (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner, the approval or recommendation of the Colombia board of directors or any committee thereof of this Agreement; (vi) approve or recommend, or remain neutral with respect to, or propose publicly to approve or recommend, or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until 15 calendar days following the formal commencement of such Acquisition Proposal shall not be considered to be in violation of this Section 7.1), or (vii) enter into any agreement related to an Acquisition Proposal; provided, however, that subject as hereinafter provided, nothing shall prevent Colombia from furnishing non-public information to, or entering into a confidentiality agreement and/or participating in discussions or negotiations with, any person in response to a bona fide unsolicited written Acquisition Proposal received at any time prior to obtaining the Colombia Required Vote that:

(i)	did not result from a breach of any agreement between the person making such Acquisition Proposal and Colombia or any of the Colombia Subsidiaries, or this Section 7.1;

(ii)	involves not less than 100 percent of the outstanding Colombia Common Shares or all or substantially all of the consolidated assets of Colombia; and

(iii)

in respect of which the Colombia board of directors determines in its good faith judgment, after consultation with its financial advisors and its outside counsel, that there is a substantial likelihood that any required financing will be obtained and that the Acquisition Proposal would, if consummated in accordance with its terms, result in a transaction that: (A) is reasonably capable of completion in accordance with its terms without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal and (B) is more favourable to Colombia Shareholders than the Arrangement,

(any such Acquisition Proposal being referred to herein as a “Superior Proposal”).

(b)         Colombia shall promptly (and in any event within 24 hours) notify Medoro, first orally and then in writing, of any Acquisition Proposal which any director, senior officer or agent thereof is or becomes aware of, any amendment to any such proposal or any request for non-public information relating to Colombia or the Colombia Subsidiaries. Such notice shall include a description of the material terms and conditions of any such Acquisition Proposal and the identity of the person making such proposal, inquiry, request or contact.

(c)         Nothing contained in this Section 7.1 shall prohibit Colombia from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the 1934 Act or Section 95 of the Securities Act (Ontario) (or any equivalent requirements under the securities laws of other Canadian provinces) from making any disclosure to Colombia’s stockholders, if the board of directors of Colombia determines in good faith that it is required to do so by its fiduciary duties under applicable Law.

7.2

Superior Proposals

(a)         Colombia or the directors thereof may take any action that is prohibited by subsections 7.1(a)(iii), (iv), (v), (vi) or (vii) in respect of any Acquisition Proposal only if:

(i)	such Acquisition Proposal constitutes a Superior Proposal;

(ii)	such Acquisition Proposal is in writing and Medoro has been provided with a copy of the document containing such Superior Proposal;

(iii)

four Business Days have elapsed from the date on which Medoro received written notice of the determination of Colombia or the directors thereof to accept, approve or recommend or to enter into an agreement in respect of such Superior Proposal;

(iv)

in the event that Medoro has proposed to amend this Agreement during the four Business Day period referred to above, the Colombia board of directors (after receiving advice from its financial advisors and outside legal counsel) shall have determined in good faith that the Acquisition Proposal continues to constitute a Superior Proposal after taking into account such amendments;

(v)

Colombia’s board of directors, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under all applicable Laws; and

(vi)	Colombia has terminated this Agreement pursuant to subsection 8.1(a) hereof and Colombia has made the payment contemplated by, and in accordance with, Section 7.3 hereof.

(b)         Colombia acknowledges that each successive modification to any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under subsection 7.2(a)(iii) hereof except that such modification shall initiate a new two Business Day period.

7.3	Termination Fee

If:

(i) Colombia terminates this Agreement in accordance with subsection 7.2(a) hereof; or

(ii)

an Acquisition Proposal (a “Pending Colombia Acquisition Proposal”) shall have been publicly announced and such Pending Colombia Acquisition Proposal shall not have been publicly withdrawn prior to the Colombia Meeting, if any, and, thereafter the Colombia Required Vote shall not have been obtained (including if the Colombia Meeting is not held) and Colombia completes an Acquisition Proposal within 12 months following the Completion Deadline,

(any such event being a “Triggering Event”), then Colombia shall pay Medoro an amount in cash equal to $500,000 in immediately available funds to an account designated by Medoro. Such payment shall be made (a) in the case of a Triggering Event described in subsection 7.3(i), concurrently with such termination (and shall be a condition to the effectiveness of such termination by Colombia), and (b) in the case of a Triggering Event described in subsection 7.3(ii), concurrently with completion of the Acquisition Proposal. The obligation to make any payment required by this paragraph shall survive any termination of this Agreement. Colombia hereby acknowledges that the payment amount set out in this subsection is a payment of liquidated damages which is a pre-estimate of the damages which Medoro will suffer or incur as a result of the event giving rise to such damages and the resultant non-completion of the Arrangement and the transactions contemplated herein and is not a penalty. Colombia hereby irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Upon receipt of payment of such amount by Medoro, Medoro shall have no further claim against Colombia in respect of the failure to complete the transactions contemplated herein.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1

Termination by the Parties

(a)         This Agreement may be terminated by Colombia in the circumstances contemplated by subsection 7.2(a) hereof.

(b)         This Agreement may be terminated by Medoro if Medoro is not in material breach of its obligations under this Agreement and Colombia breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.1 or 6.2.

(c)         This Agreement may be terminated by Colombia if Colombia is not in material breach of its obligations under this Agreement and Medoro breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.1 or 6.3.

(d)         This Agreement may be terminated by Colombia or Medoro by written notice to the other at any time after 5:00 p.m. (Toronto time) on the Completion Deadline if the Arrangement shall not have been completed on or prior to the Completion Deadline.

(e)         Notwithstanding anything herein to the contrary, the obligations and rights of the Parties (and third party beneficiaries under Section 9.13) under Sections 5.2(l), 7.3 and 9.13 hereof shall survive the termination of this Agreement.

8.2

Amendment

This Agreement may, at any time and from time to time before or after the holding of the Colombia Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties hereto without, subject to applicable Law, further notice to or authorization on the part of the Colombia Shareholders and any such amendment may, without limitation:

(a)	change the time for the performance of any of the obligations or acts of any of the Parties hereto including an extension of the Completion Deadline;

(b)	waive any inaccuracies in or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify the performance of any of the obligations of any of the Parties hereto; and

(d)	waive compliance with or modify any condition herein contained,

provided, however, that, after receipt of approval of the Colombia Shareholders there shall be no amendment that by Law requires further approval of the Colombia Shareholders without further approval of such Colombia Shareholders. This Agreement and the Plan of Arrangement may be amended in accordance with the Final Order, but in the event that the terms of the Final Order require any such amendment, the rights of the Parties hereto under Section 6.1, Section 6.2, Section 6.3, Section 7.3 and Article VIII hereof shall remain unaffected.

ARTICLE IX
GENERAL PROVISIONS

9.1

Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party hereto shall be in writing and shall be sent by e-mail or facsimile to the Party hereto to which the notice is to be given at the following e-mail address or facsimile number or to such other e-mail address or facsimile number as shall be specified by a Party hereto by like notice. Any notice, consent, waiver, direction or other communication aforesaid shall be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day) unless actually received after 5:00 p.m. (Toronto time) in which case it shall be deemed to have been given and received on the next Business Day.

The address for service of each of the Parties hereto shall be as follows:

(a)	if to Colombia:

Colombia Goldfields Ltd.
8 King Street East
Suite 208
Toronto, ON M5C 1B5

	Attention:	Randy Martin, Vice-Chairman and Chief Executive Officer
	Facsimile:	(416) 361-0883
	E-Mail:	rmartin@colombiagoldfields.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
Suite 4405
Commerce Court West
Toronto, ON M5L 1E8

	Attention:	Christopher J. Cummings
	Facsimile:	(416) 360-2958
	E-Mail:	ccummings@shearman.com

(b)	if to Medoro:

Medoro Resources Limited
220 Bay Street
Suite 1400
Toronto, ON M5J 2W4

	Attention:	Peter Volk
	Facsimile:	(416) 360-7783
	E-Mail:	pvolk@medororesources.com

with copies (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP
2800 – 199 Bay Street
Commerce Court West
Toronto, Ontario M5L 1A9

	Attention:	Ernest McNee
	Facsimile:	(416) 863-2653
	E-Mail:	ernest.mcnee@blakes.com

and

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019

	Attention:	Laura L. Delanoy
	Facsimile:	(212) 728-9662
	E-Mail:	ldelanoy@willkie.com

9.2

Costs

Except as provided under Section 7.3, each of Medoro and Colombia shall pay its own out-of-pocket fees and expenses (including, without limitation, fees and disbursements of legal and financial advisors and accountants) in connection with the transaction contemplated herein including expenses related to the preparation, execution and delivery of this Agreement and the documents required hereunder. Notwithstanding the foregoing, Medoro shall reimburse Colombia for its out-of-pocket fees and expenses (including, without limitation, fees and disbursements of legal and financial advisors and accountants) up to a maximum of US$150,000, provided that the Colombia Required Vote is obtained from Colombia Shareholders.

Medoro and Colombia agree that all documents that are required to be executed by both Parties and are necessary for the consummation of the Arrangement shall be drafted by counsel for Medoro and reviewed by counsel for Colombia. Medoro acknowledges that such arrangement is not, and shall not be cited as, evidence of a lack of cooperation, failure to act or lack of good faith by Colombia as may be contemplated or required by any provision of this Agreement.

9.3

Law

This Agreement shall be governed by and be construed in accordance with the laws of the State of Delaware, except for the matters subject to the YBCA which shall be governed and construed in accordance with the YBCA, and Medoro and Colombia irrevocably attorn to the exclusive jurisdiction of the courts of the State of Delaware or the Yukon Territory, as applicable.

9.4

Remedies

The Parties hereto acknowledge and agree that an award of money damages may be inadequate for any breach of this Agreement by any Party hereto or its representatives and advisors and that such breach may cause the non-breaching Party hereto irreparable harm. Accordingly, the Parties hereto agree that, in the event of any such breach or threatened breach of this Agreement by one of the Parties hereto, Colombia (if Medoro is the breaching Party) or Medoro (if Colombia is the breaching Party) will be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance. Subject to any other provision hereof including, without limitation, Section 7.3 hereof, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available hereunder or at law or in equity to each of the Parties hereto.

9.5

Amendment

This Agreement may, at any time and from time to time be amended by written agreement of the Parties hereto.

9.6

Assignment

Neither Party hereto may assign its rights or obligations under this Agreement without the prior written consent of the other Party hereto.

9.7

Time of the Essence

Time shall be of the essence in this Agreement.

9.8

Binding Effect

This Agreement shall be binding upon and shall enure to the benefit of the Parties hereto and their respective successors and permitted assigns.

9.9

Waiver

Any waiver or release of any of the provisions of this Agreement, to be effective, must be in writing and executed by the Party hereto granting such waiver or right.

9.10

Severability

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.11

Confidentiality Agreement

The Parties acknowledge that the transactions contemplated by this Agreement are subject to the Confidentiality Agreement, which agreement shall continue in full force and effect. For greater certainty, any discussions in connection with this Agreement shall be treated by the Parties hereto as strictly confidential and shall not (without the prior consent of the other Party hereto or as contemplated or provided herein) be disclosed by either Party hereto to any person other than a director, officer, employee, agent, shareholder or professional advisor of or to that Party hereto with a need to know for purposes connected with the matters contemplated by this Agreement and then only on a confidential basis and also on the basis that the Party concerned will be liable for any breach of confidentiality by a person to whom it makes disclosure. In the event of a conflict between the provisions hereof and any provision of the Confidentiality Agreement, the provisions hereof shall prevail.

9.12

Entire Agreement

This Agreement, together with the Confidentiality Agreement, contains the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings with respect thereto including the Letter Agreement. There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained herein.

9.13

Third Party Rights

This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, provided, however, that the provisions of Section 5.2(l) concerning insurance and indemnification and the provisions of Section 9.14 concerning personal liability are intended for the benefit of the individuals specified therein and their respective legal representatives.

9.14

No Personal Liability

No director or officer of Colombia shall have any personal liability whatsoever to Medoro under this Agreement or any other document delivered in connection with this Agreement or the Arrangement by or on behalf of Colombia.

No director or officer of Medoro shall have any personal liability whatsoever to Colombia under this Agreement or any other document delivered in connection with this Agreement or the Arrangement by or on behalf of Medoro.

9.15

Execution in Counterparts

This Agreement may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original and all such counterparts collectively shall be conclusively deemed to be one and the same.